As filed with the Securities and Exchange Commission on October 5, 2020

Registration No.  333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORGANIC AGRICULTURAL COMPANY LIMITED

(Exact name of Registrant as specified in its charter)

Nevada	5153	82-5442097
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Organic Agricultural Company Limited

6th Floor A, Chuangxin Yilu,

No. 2305, Technology Chuangxincheng,

Gaoxin Jishu Chanye Technology Development District,

Harbin City. Heilongjiang Province.

China 150090

Office: +86 (0451) 5862-8171

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

United Corporate Services, Inc.

2520 St. Rose Parkway, Suite 319

Henderson, NV 89704

Office: (800) 899-8648

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707-3042

Office: (914) 693-3026

E-mail: rbrantl21@gmail.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, par value $0.001	562,100		$2.00	$1,124,200	$145.93
Shares of common stock, par value $0.001	5,182,736	(2)	$2.00	10,365,472	$1,290.51	(3)
TOTAL	5,744,836				145.93

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933

(2)	Pursuant to Rule 429 under the Securities Act and as further described below under the heading “Statement Pursuant to Rule 429(b), 5,182,736 shares of common stock previously registered under the Registration Statement on Form S-1 (the “Prior Registration Statement”) filed by the Registrant on August 13, 2018 (File No. 333-226810), which, as amended, was declared effective on October 24, 2018, have not been sold by the selling shareholders described in the Prior Registration Statement, and are being included in the prospectus included herein.

(3)	The Registrant paid $1,290.51 of this registration fee in connection with the filing of Registration Statement on Form S-1, 333-226810.

STATEMENT PURSUANT TO RULE 429(b)

The registrant is filing a single prospectus in this registration statement, pursuant to Rule 429 under the Securities Act, in order to satisfy the requirements of the Securities Act for this offering and for the offering of up to 5,182,736 shares of common stock registered in the Prior Registration Statement (File No. 333-226810). The combined prospectus in this registration statement also constitutes a post-effective amendment to the Prior Registration Statement, which shall hereafter become effective concurrently with the effectiveness of this registration statement. A registration fee of $1,290.51 was paid in connection with the registration of the 5,182,736 shares in the Prior Registration Statement, and no shares were sold under the Prior Registration Statement. Accordingly, pursuant to Rule 457(p), the registrant has used that amount to offset the registration fee that would otherwise be due hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Selling Stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2020

PRELIMINARY PROSPECTUS

Organic Agricultural Company Limited.

5,744,836 SHARES OF COMMON STOCK

OFFERING PRICE $2.00 PER SHARE

This prospectus relates to the resale and other disposition from time to time of up to 5,744,836 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” on page 32. The shares of common stock offered consist of 5,744,836 shares of our common stock. We issued all of the 5,744,836 shares in private placement transactions completed prior to the filing of the registration statement containing this prospectus.

The shares included in this prospectus may be re-offered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 30 of this prospectus. Organic Agricultural Company Limited is not selling any shares of our common stock in this offering and therefore, we will not receive any proceeds from the sales by the selling stockholders. The selling stockholders will offer and sell common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTCQB, at which time the selling stockholders may sell the common stock at prevailing market prices or in privately negotiated transactions.

This is an initial public offering of our common stock. There is not currently, and there has never been, any public market for our common stock. Our common stock is currently eligible for trading on the OTC Pink Market, but no trade has ever occurred. We intend to apply to have our common stock quoted on the OTCQB system of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTCQB or any other quotation service or national securities exchange.

We are an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act. As such, we will be subject to reduced public company reporting requirements.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                    , 2020

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of Organic Agricultural Company Limited that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the “Risk Factors” beginning on page 6. All references to “we,” “us,” “our,” “Company” or similar terms used in this prospectus refer to ORGANIC AGRICULTURAL COMPANY LIMITED. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending March 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

Our Corporate Structure

Organic Agricultural Company Limited (“Organic Agricultural”, the “Company”, “we” or “us”) was incorporated in the State of Nevada on April 17, 2018. Our website address is www.oacl.top. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Prospectus.

The Company carries on business through its subsidiaries with headquarters in Harbin, China. When initially organized, the Company’s operating subsidiaries consisted of 51% owned Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (“Lvxin”), which grew and distributed unmilled selenium-enriched rice (“paddy”), and Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), which marketed paddy produced by Lvxin as well as other agricultural products. We believe that the importance of selenium to human health and the fact of dietary selenium deficiency in large parts of China create a vast market potential for development.

In April 2020, the Company sold its 51% interest in Lvxin to the representative of the minority shareholders in Lvxin. The divestment of Lvxin will enable the Company to focus on its other business: processing and marketing food products.

With the sale of Lvxin, the Company’s remaining subsidiaries are:

Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a wholly owned limited company registered in Samoa on December 15, 2017. Organic Agricultural Samoa owns all of the outstanding shares of capital stock of Organic Agricultural Company Limited (Hong Kong).

Organic Agricultural Company Limited (Hong Kong) (“Organic Agricultural HK”), was established on December 6, 2017 under the laws of Hong Kong. Organic Agricultural HK wholly owns all of the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited.

Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited. (“Tianci Liangtian”), a wholly owned limited company registered in Heilongjiang, China on November 2, 2017. Tianci Liangtian owns all of the registered equity of Yuxinqi.

Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), was incorporated in Heilongjiang, China on February 5, 2018. Tianci Liangtian organized Yuxinqi to function as a marketing company, selling paddy and other crops to customers in the PRC. Yuxingi shares offices in Harbin with Tianci Liangtian. Yuxinqi was initially engaged in marketing exclusively for Lvxin, and recorded its first sales in the quarter ended December 31, 2018. As our operations grow, Yuxinqi will undertake a broader range of marketing activities, both for paddy provided by Lvxin and for other food products.

Our present corporate structure is as follows:

Our Business

Our subsidiary, Yuxinqi, was organized in February 2018. To date, Yuxinqi has devoted its efforts to growing, marketing and distribution of selenium-enriched agricultural products, primarily paddy rice. Going forward, after the sale of our 51% ownership in Lvxin, Yuxinqi intends to continue its focus on the marketing and sale of selenium-enriched products, while enlarging its offerings to include a variety of crop foods as well as processed foods.

Summary of the Offering

Shares of common stock offered by us:	None

Shares of common stock offered by Selling Stockholders pursuant to this prospectus	5,744,836 shares of our common stock.

Common stock currently outstanding	11,724,836 shares

Use of Proceeds:	The Company will not receive any proceeds from the resale or other disposition of common stock offering by the selling stockholders covered by this prospectus.

Risk Factors:	An investment in the Company’s common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Summary of consolidated financial information

The following summary consolidated statement of operations data for the years ended March 31, 2020 and 2019, and the summary consolidated balance sheet data as of March 31, 2020 and 2019 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus.

The following summary consolidated statement of operations data for the three months ended June 30, 2020 and 2019, and the summary consolidated balance sheet data as of June 30, 2020 are derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal recurring adjustments that the Company considers necessary for a fair presentation of the Company’s financial position and operating results for the periods presented.

The summary consolidated financial data should be read in conjunction with the Company’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. The Company historical results are not necessarily predictive of the Company’s results for any future periods.

“Discontinued Operations” referenced in the Consolidated Balance Sheets as of June 30, 2020, March 31, 2020 and 2019 and the Consolidated Statements of Comprehensive Income for the Three Months Ended June 30, 2020 and 2019 and for the years ended March 31, 2020 and 2019, reflects the Company’s operations and sale of its 51% interest in Lvxin on April 30, 2020.

ORGANIC AGRICULTURAL COMPANY LIMITED

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	June 30,	March 31,
	2020 (Unaudited)	2020	2019
Current assets, continuing operations	$384,554	$364,550	$136,514
Current assets, discontinued operations	-	558,425	524,434
Total current assets	384,554	922,975	660,948

Non-current assets, continuing operations	19,928	30,225	34,790
Non-current assets, discontinued operations	-	1,981,547	2,467,815
Total assets	$404,482	$2,934,747	$3,163,553

Current liabilities, continuing operations	$225,145	$268,897	$358,867
Current liabilities, discontinued operations	-	335,405	730,701
Total current liabilities	225,145	604,302	1,089,568

Non-current liabilities, discontinued operations	-	1,424,600	1,504,934
Total liabilities	225,145	2,028,902	2,594,502

Total shareholders’ equity of the Company	179,337	881,868	565,292
Non-controlling interest	-	23,977	3,759
Total shareholders’ equity	179,337	905,845	569,051
Total liabilities and shareholders’ equity	$404,482	$2,934,747	$3,163,553

ORGANIC AGRICULTURAL COMPANY LIMITED

SUMMARIZED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(EXPRESSED IN US DOLLARS)

	Three Months Ended		For the Year Ended
	June 30,		March 31,
	2020 (Unaudited)	2019 (Unaudited)	2020	2019
Total revenue	$68,528	$27,377	$256,999	$316,111
Gross profit	29,179	12,327	56,726	94,278
Total operating expenses	61,854	123,564	557,494	993,178
(Loss) from continuing operations	(32,293)	(111,237)	(499,251)	(898,747)
(Loss) from discontinued operations	(941,076)	(7,392)	52,649	74,189
Net (loss)	$(973,369)	$(118,629)	$(446,602)	$(824,558)

RISK FACTORS

An investment in the Company common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the Company common stock. If any of the following risks actually occur, the Company business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of the Company common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

COVID-19 has adversely impacted our business and may further impact our business, financial results and liquidity for an unknown period of time.

The COVID-19 pandemic has led government and other authorities to impose measures intended to control its spread, including restrictions on freedom of movement, gatherings of large numbers of people, and temporary closure of company operations. The COVID-19 pandemic has led to significant disruptions in our distribution operations and supply chains.

In response to COVID-19, we have taken steps to reduce operating costs and improve efficiency, including furloughing of our employees. Such steps, and further changes we may make in the future to reduce our costs, may negatively impact our ability to attract and retain employees. If this were to occur, we may experience operational challenges that result in a negative impact on our customer services and ultimately, loss of market share, which could limit our ability to grow and expand our business.

 In addition to the disruption to many aspects of our business operations, the COVID-19 pandemic has adversely impacted overall economic conditions and customer demand. We believe the COVID-19 pandemic could continue to impact customer demand for our products and services and customer spending levels.

We are unable to predict the extent to which the pandemic and related impacts will continue to adversely impact our business operations, financial performance, consolidated results of operations, consolidated financial position and the achievement of our strategic objectives.

The COVID-19 pandemic has also caused significant uncertainty and volatility in global and domestic financial markets and the trading prices for the common stock. Due to such volatility, we may not be able to raise additional capital, if needed, on favorable terms, or at all. Further adverse economic events resulting from the COVID-19 pandemic, including a sustained economic downturn, could materially and adversely affect our business, access to capital markets and the value of our common stock.

In addition, given the inherent uncertainty surrounding COVID-19 due to rapidly changing governmental directives, public health challenges and economic disruption and the duration of the foregoing, the potential impact that the COVID-19 pandemic could have on the other risk factors described in this “Risk Factors” section remain unclear and evolving.

Our marketing efforts will not be successful if we are unable to develop a broad awareness of our brand.

With our recent divestment of Lvxin, our farming subsidiary, our business is now focused exclusively on the marketing and distribution of selenium-enriched rice paddy and other foodstuffs through our Yuxinqi subsidiary. Food distribution in China is a highly competitive business, with many very large participants in the market. Our plan to gain a profitable participation in the market depends on our ability to market our brand as a source for selenium-enriched products. By identifying our brand with the growing market for selenium-enriched foodstuffs, we hope that growth will increase with the value of our brand. If this plan fails to be realized, it will be difficult for us to distinguish Yuxinqi from the many small food distributors who operate with modest profitability, which may prevent our shareholders from realizing value from their investment in the Company.

Some residents of China have recently begun to use supplements to offset selenium deficiency in their diets. We cannot predict the extent to which they may come to prefer supplements as a remedy for selenium deficiencies rather than selenium-enhanced food products.

Selenium deficiency has been a problem in eastern China for centuries, and the relationship of selenium deficiencies to Keshan Disease has long been known. Until recently, efforts to alleviate selenium deficiencies have been limited to changes in diet and the introduction of selenium-rich foods, where available. The use of selenium supplements is relatively recent. The use of selenium supplements does offer certain advantages, however, selenium supplements, if purchased from a reliable vendor, provide an assured quantity of selenium, whereas the selenium quantity in a specific item of grocery food is untested. Selenium supplements may be more cost-effective than selenium-enhanced foods, depending on the development of the market for each. For these and other reasons, the growth of the market for selenium supplements may be an obstacle to the growth of the market for selenium-enhanced foods.

Product liability claims could materially impact operating results and profitability.

Excessive ingestion of selenium can have serious harmful effects on an individual. While our technicians will use their best efforts to achieve an optimal selenium content in our products, many factors determine the selenium levels in a crop. Our technicians may be unable to determine when a crop contains an excess amount of selenium. Moreover, even if our technicians are successful in optimizing the selenium value in our products, consumers who suffer symptoms of selenium poisoning may focus their blame on our products. In either such situation, we may be subject to lawsuits for damages. Such lawsuits could drain our financial resources, particularly as we do not presently carry any product liability insurance or business interruption insurance. Lawsuits by customers may also distract the time and attention of our management. In addition, a product liability claim, regardless of merit or eventual outcome, could result in damage to our reputation, decreased demand for our products, product recalls and loss of revenue.

We do not presently maintain fire, theft, product liability or any other property insurance, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business, as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects.

We may not be able to effectively control and manage our planned growth.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion accordingly. In addition, we may face challenges in managing our expanding product and service offerings, and in integrating any businesses we acquire with our own. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause administrative inefficiencies. Additionally, failure to execute our planned growth strategy could have a material adverse effect on our business, financial condition and results of operation.

As a smaller marketing company with reporting obligations we may be at a competitive disadvantage to other food distribution companies. The food distribution industry has low barriers to entry.

Because the food distribution market is competitive, is driven in large part by costs, and consists mostly of private companies that do not have public reporting obligations, our reporting obligations may put us at a competitive disadvantage. The food distribution industry has low barriers to entry, and is populated by a number of giant companies as well as multitudes of modest to small companies. In addition, we will face additional expenses that a private food distribution company does not have, such as PCAOB-registered auditor fees, Edgar filing fees and legal fees related to our SEC reporting obligations. Other non-public food distribution companies do not incur these costs. We are at a competitive disadvantage to our competitors because of this.

Risks Relating to our Management

The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers, Shen Zhenai, our President, Chairman of the Board and Director, Xun Jianjun, our Chief Executive Officer and Director, Cao Yongmei, our Chief Financial Officer, as well as the continued involvement of Hao Shuping, our Director who brought together the elements of our business. They are developing our business, which will depend on our ability to identify and retain competent employees with the skills required to execute our business objectives. The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales, which could adversely affect our financial results and impair our growth.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting competent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success depends largely on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Organic Agricultural Company Limited. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company or smaller reporting company, our management will be required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses noted have not been fully remediated. If we do not remediate the material weaknesses noted, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in monitoring the Company’s compliance with its disclosure and accounting obligations. Until we establish such committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors functions as our audit committee and is comprised of four directors. An independent audit committee would play a crucial role in the corporate governance process, assessing our Company’s processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may deprive the Company of management’s independent judgment. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

Our board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors, which has no independent members, acts as the compensation committee for the Company and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that an executive officer on the board may have influence over his or her personal compensation and benefits levels that may not be commensurate with our financial performance or the market place.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing a lawsuit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as required by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing a lawsuit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation by stockholders on the Company’s behalf against a director or officer.

Our management has limited experience managing a public company.

At the present time, none of our management has experience in managing a public company. This may hinder our ability to establish effective controls and systems and comply with all applicable requirements associated with being a public company. If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to our new compliance requirements. Moreover, these requirements will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect it will be difficult and expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain independent and qualified persons to serve on our board of directors, our board committees or as executive officers.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. Therefore, we may, in turn, experience difficulties and additional costs in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

Risks Related to Regulation

Changes in the policies of the PRC government could have an adverse effect on our business.

Policies of the PRC government can have significant effects on the economic conditions in the PRC. Although the PRC government has been pursuing economic reform policies and transitioning to a market-oriented economy, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social conditions. Our business could be adversely affected by changes in PRC government policies, including but not limited to changes in policies relating to taxation, currency conversion, imports and exports, and ownership of private enterprises.

PRC laws and regulations governing our current business operations are sometimes vague and subject to interpretation, and any changes in PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation, application and enforcement of PRC laws and regulations, including but not limited to the laws and regulations governing our business. These laws and regulations are sometimes vague and are subject to future changes, and their official interpretation and enforcement by the various branches of the PRC government may involve substantial uncertainty. The PRC legal system is based in part on governmental policies and internal rules some of which are not published on a timely basis or at all. New laws, regulations, rules and policies that affect existing and proposed future businesses may also be applied retroactively. We cannot predict with certainty what effect existing or new PRC laws or regulations may have on our business. In addition, there is less published guidance regarding PRC laws as compared to laws in the United States, and prior rulings and interpretations of PRC laws may not necessarily carry the same precedential value as in the United States.

Governmental control of currency conversion may affect the value of your investment.

The People’s Republic of China (PRC) government imposes controls on the convertibility of Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Because our principal assets are located outside of the United States and because all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, our operating subsidiaries, Tianci Liangtian and Yuxinqi, are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Risks Relating to Our Common Stock

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. The exemptions available to emerging growth companies include the right to present only two years of audited financial statements in our registration statements and annual reports, an exemption from the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act relating to internal controls, reduced disclosure about executive compensation arrangements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. Some of these exemptions are also available to us as a smaller reporting company (i.e. a company with less than $250 million of its voting equity held by non-affiliates).  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. The decision to opt out is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, was below $250 million as of the last business day of its second fiscal quarter, we are also a “smaller reporting company” as defined under the Exchange Act. Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act. As a smaller reporting company, we are not required to:

●	have our auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K; or

●	present any selected financial data in such registration statements and annual reports filings made by the Company.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Until we are able to secure a listing for our common stock on a national securities exchange, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us or the market.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. Our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We and our shareholders also face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. Pursuant to a notice, or Circular 698, issued by the State Administration of Taxation, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, and such overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5%; or (2) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, currently at a rate of 10%.

Our insiders own the majority of the outstanding shares of our stock, and accordingly, will have control over stockholder matters, the Company’s business and management.

As of the date of this prospectus, the four members of our Board of Directors own, in the aggregate, common stock representing 51.00% of the outstanding shares of our common stock. While they continue to hold the majority of the voting power in our Company, these four directors will have effective control over the Company, in particular, the four directors will have the ability to:

●	Elect or defeat the election of our directors;

●	Amend or prevent amendment of our articles of incorporation or bylaws;

●	Effect or prevent a merger, sale of assets or other corporate transaction; and

●	Affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to affect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 16, and the section entitled “Business of the Company” beginning on page 23, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. All of the net proceeds from the sale of the common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling stockholders.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not quoted on any exchange or national quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not bear any rational relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

EXCHANGE RATE INFORMATION

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the jurisdiction in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’). The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

The financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in results of operations.

The exchange rates used for foreign currency translation are as follows:

For the Year Ended March 31,
		2020	2019
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.0896/7.7529	6.7111/7.8493
Revenue and expenses	period weighted average	6.9662/7.8164	6.7108/7.8416

For the Three Months Ended June 30,
		2020	2019
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.0697/7.7504	6.8656/7.8119
Revenue and expenses	period weighted average	7.0864/7.7514	6.8210/7.8396

MARKET FOR OUR COMMON STOCK

There is no established public market for our common stock.

Our common stock is listed for trading on the Pink Market maintained by OTC Markets. However, to the date of this prospectus, there has been no trade of our common stock recorded on the Pink Market. Our plan is to apply for a listing on the OTCQB as soon as we meet the standards for such a listing. There can be no assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

We have issued 11,724,836 shares of our common stock since our inception on April 17, 2018. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the notes thereto included elsewhere in this Prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of such financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, we evaluate these estimates, including those related to useful lives of real estate assets, bad debts, impairment, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. The analysis set forth below is provided pursuant to applicable SEC regulations and is not intended to serve as a basis for projections of future events. See “Cautionary Statement Regarding Forward Looking Statements” above.

Application of Critical Accounting Policies

In preparing our financial statements, we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for the year ended March 31, 2020, there was one estimate that was (a) subject to a high degree of uncertainty and (b) material to our results:

●	The determination, described in Note 5 to our Consolidated Financial Statements, to record our inventories at the lower of cost or net realizable value in accordance with U.S. GAAP. The cost of our inventories primarily consisted of the cost of harvested crops that remained unsold. Our determination to record the inventories at cost was based on our determination that the paddy in inventory, could be sold for a net amount that equaled or exceeded its cost. In contrast, for the year ended March 31, 2019, we recorded our inventories at net realizable value because the paddy in inventory at that date was sold in May 2019 for an amount below its cost.

Subsequent to March 31, 2020, we sold our interest in Lvxin, the entity which owned the inventories that were subject to the determination described above. As a result, in our preparation of the financial statements for the three months ended June 30, 2020, there was no estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results.

Plan of Operations

Our subsidiary, Yuxinqi, was organized in February 2018, and has only recently initiated its business plan. Yuxinqi will devote its efforts to marketing and distribution of selenium-enriched agricultural products. Because of the need to increase the selenium in the diets of many residents of China, particularly in the northeastern portion of China where Yuxinqi's operations are located, we believe that our focus on marketing of selenium-enriched paddy will allow us to collect premium prices for our products.

We plan to continue to expand our operations. Over the next twelve months, we will concentrate on the following areas to grow our operations:

●	Introducing new products – We intend to expand our product offerings in order to reach new markets, such as dried mushrooms, dried fungus and other organic products.

●	Seeking capital for expansion - Our management will be exploring financing options that will enable us to expand our product offerings.

●	Expanding our marketing efforts – Our marketing personnel will endeavor to expand awareness of our brand, open new marketing channels, and educate the nation about the health benefits of selenium-enriched rice.

Results of Operations

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

	For Three Months Ended June 30,		Change
	2020 (Unaudited)	2019 (Unaudited)	$	%

Revenue	$68,528	$27,377	$41,151	150%
Gross Profit	29,179	12,327	16,852	137%
Total operating costs and expenses	61,854	123,564	(61,710)	(50)%
Other income	382	-	382	N/A
(Loss) from continuing operations	(32,293)	(111,237)	78,944	(71)%
(Loss) on the sale of discontinued operations, net of income taxes	(941,819)	-	(941,819)	N/A
Income (loss) from discontinued operations, net of income taxes	743	(7,392)	8,135	(110)%
(Loss) from discontinued operations	(941,076)	(7,392)	(933,684)	12,631%
Net (loss)	$(973,369)	$(118,629)	$(854,740)	721%

Yuxinqi is a marketing enterprise with a focus on selenium rich milled rice and other organic products. Incorporated on February 5, 2018, with a short operating history. Yuxingqi’s sales are erratic, since a stable customer base has not been established yet. Sales by Yuxinqi during the three months ended June 30, 2020 were substantially higher than during the three months ended June 30, 2019. However, sales in the recent quarter substantially lagged sales in the latter months of calendar year 2019, during which Yuxinqi’s operations were expanding. The expansion was stifled in recent months by the Covid-19 pandemic and the restrictions on business activity imposed by the government in an effort to contain the effects of the pandemic in Heilongjiang Province.

The cost of sales of $39,349 and $15,050 for the three months ended June 30, 2020 and 2019, respectively, was attributable to the sales of milled rice and other foodstuffs. Those operations yielded a gross profit of $29,179 and $12,327 with a gross margin of 42.6%% and 45.0%, respectively.

During the three months ended June 30, 2020 and 2019, the Company incurred $61,854 and $123,564, respectively, in operating expenses, the greater portion of which was attributable to administration - i.e. salaries and office expenses. Salaries and benefit expenses were $24,280 and $45,895, and office expenses were $4,243 and $49,128, respectively, during the three months ended June 30, 2020 and 2019. In response to COVID-19, we have taken steps to reduce operating costs and improve efficiency, including furloughing of our employees and regulating expenditures.

The Company’s continuing operations produced a net loss of $32,293 and $111,237 for the three months ended June 30, 2020 and 2019, respectively.

To focus on the value-added processed products, the Company completed the spin-off of Lvxin on April 30, 2020. During the three months ended June 30, 2020, the Company incurred $941,819 of investment loss due to the divestment of Lvxin by Tianci Liangtian.

Year Ended March 31, 2020 Compared to Year Ended March 31, 2019

	For the Years Ended March 31,		Change
	2020	2019	$	%

Revenue	$256,999	$316,111	$(59,112)	(19)%
Gross Profit	56,726	94,278	(37,552)	(40)%
Total operating costs and expenses	557,494	993,178	(435,684)	(44)%
(Loss) from continuing operations	(499,251)	(898,747)	399,496	(44)%
Income from discontinued operations	52,649	74,189	(21,540)	(29)%
Net (loss)	(446,602)	(824,558)	377,956	(46)%
Less: net income attributable to non-controlling interests	27,936	79,337	(51,401)	(65)%
Net (loss) attributable to common shareholders’	$(474,538)	$(903,895)	$429,357	(48)%

In April 2020, the Company sold its 51% interest in Lvxin which is dedicated to exclusively growing rice paddy. The results of operations of Lvxin have been presented as discontinued operations for the years ended March 31, 2020 and 2019. Our results from continuing operations for the years ended March 31, 2020 and 2019 include the operations of Yuxinqi, which is focused on the marketing and distribution of selenium enriched and other organic products.

	The Year Ended March 31,
	2020		2019
	Sales	%	Sales	%
Milled rice and other production	$256,999	100%	$245,045	78%
Paddy	-	-	71,066	22%
	$256,999	100%	$316,111	100%

The sales of milled rice and other production during the year ended March 31, 2020 were slightly higher than during the year end March 31, 2019. However, the sales of milled Rice and other production in the recent quarter substantially lagged sales in the latter months of calendar year 2019, during which Yuxinqi’s operations were expanding. The expansion was stifled in recent months by the Covid-19 pandemic and the restrictions on business activity imposed by the government in an effort to contain the effects of the pandemic in Heilongjiang Province.

The cost of sales of $200,273 and $151,466 were attributable to the sales of milled rice and other foodstuffs during the year ended March 31, 2020 and 2019, resulting in gross profit of $56,726 and $93,579, and a gross margin of 22.1% and 38.2%, respectively. For the different major customer and product, the 16.1% decline in gross margin during the year ended of March 31, 2020 compared to the previous year was primarily attributable to changes in major customers and the products they purchased. During the year ended March 31, 2020, we sold the Tuohuangzhe series of products, which have a gross margin of 21%, to our customers Huiye and Beiqinhai, accounting for 61% of total non-paddy revenue. In contrast, during the previous year, the Company sold its Tianci series of products, which have a gross margin of 45%, to our customers Shouhang Commerce and Trade, accounting for 76% of total non-paddy revenue. The higher margin on our non-paddy lines makes our expansion in this market attractive.

The Company did not have sales of paddy during the year ended March 31, 2020, due to the plan to focus on sales of milled Rice and other production. During the year ended March 31, 2019, the Company generated $71,066 of sales of paddy, and incurred $70,367 of cost on paddy sales.

During the years ended March 31, 2020 and 2019, the Company incurred $557,494 and $993,178, respectively, in operating expenses, the greater portion of which was attributable to administrative costs - i.e. salaries and benefits expenses. Salaries and benefits expense were $434,000 greater during the year ended March 31, 2019 mainly because the Company granted a total of 290,000 shares to 8 employees during that year, which resulted in $377,000 of stock compensation expense, representing the fair value of those shares on the date issued. No stock compensation was granted during the year ended March 31, 2020.

During the years ended March 31, 2020 and 2019, we incurred $191,782 and $140,056, respectively, of expenses relating to our efforts to become a reporting company in the United States, including legal and accounting fees, transfer agent fees, etc.

The Company’s continuing operations produced a net loss of $499,251 and $898,747 for the years ended March 31, 2020 and 2019, respectively. The Company’s discontinued operations produced net income of $52,649 and $74,189 for the years ended March 31, 2020 and 2019, respectively

However, because we owned only 51% of the equity in Lvxin, U.S. GAAP directs us to record all of the revenue and expenses attributable to the operations of Lvxin, but then offset the portion of net income attributable to the noncontrolling interest. Therefore, we eliminated $27,936 and $79,337 of the net income attributable to Lvxin’s minority shareholders during the years ended March 31, 2020 and 2019, respectively. As a result, the net loss attributable to the Company’s common shareholders was $474,538 and $903,895 for the years ended March 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

The Company’s operations have been financed primarily by the sale of common stock to residents of China and by loans from related parties, including loans made to Lvxin by its minority owners prior to and during the period when Lvxin was majority-owned by the Company. The loans to Lvxin from the minority shareholders were repaid prior to March 31, 2020, with the result that on that date the Company's only debt obligations were to members of the Company's management.

During the year ended March 31, 2020, we received $726,450 from the sale of 522,000 shares of common stock and received $8,167 for the sale of common shares to be issued. The Company then received $46,400 from the sale of 31,000 shares during the three months ended June 30, 2020. As a result, despite continuing losses from operations, our working capital at June 30, 2020 totaled $159,409. Working capital increased by $30,510 during the year ended March 31, 2020, as cash from the sale of common stock offset the net loss incurred during that year plus the recognition of $316,889 of a current lease liability due to Lvxin's adoption of the FASB’s new lease standard. Working capital decreased by $159,264 during the three months ended June 30, 2020, primarily due to our net loss for that period and the Company’s divestment of Lvxin. The largest component of working capital at June 30, 2020 was cash of $282,496, which included $108,378 in customer deposits against future sales.

At June 30, 2020 we had no debt other than $44,427 due to related parties.

The largest component of working capital at March 31, 2020 was inventory, which is measured by the costs incurred for rice in the field and in the warehouse. Most of that inventory owned by Lvxin was removed from our balance sheet upon sale of the Company's interest in Lvxin. It is noteworthy that Yuxingqi had only $2,082 in accounts receivable at June 30, 2020 and $5,212 of accounts receivable as of March 31, 2020. This occurs because the payment terms given by Yuxingqi to its customers are very strict: most sales are made with COD (cash on delivery) or prepayment terms.

Cash Flows

The following table summarizes our cash flows for the three months ended June 30, 2020 and 2019.

	For the three months ended June 30,
	2020	2019	Change
	(Unaudited)	(Unaudited)	$

Net cash (used in) operating activities, continuing operations	$(2,225)	$(51,705)	$49,480
Net cash provided by operating activities, discontinued operations	743	411	332
Net cash (used in) operating activities	(1,482)	(51,294)	49,812

Net cash (used in) investing activities, discontinued operations	(1,343)	-	(1,343)
Net cash (used in) investing activities	(1,343)	-	(1,343)

Net cash provided by financing activities, continuing operations	38,900	52,218	(13,318)
Net cash provided by financing activities	38,900	52,218	(13,318)

Effect of exchange rate fluctuation on cash and cash equivalents	4,247	(10,351)	14,598
Net increase (decrease) in cash and cash equivalents	40,322	(9,427)	49,749
Cash and cash equivalents, beginning of quarter	242,174	12,953	229,221
Cash and cash equivalents, end of quarter	$282,496	$3,526	$278,970

The following table summarizes our cash flows for the years ended March 31, 2020 and 2019.

	For the Years Ended March 31,		Change
	2020	2019	$
Net cash (used in) operating activities, continuing operations	$(525,084)	$(467,696)	$(57,388)
Net cash provided by (used in) operating activities, discontinued operations	151	(5,006)	5,157
Net cash (used in) operating activities	(524,933)	(472,702)	(52,231)

Net cash (used in) investing activities, continuing operations	(1,318)	(238,672)	237,354
Net cash (used in) investing activities	(1,318)	(238,672)	237,354

Net cash provided by financing activities, continuing operations	771,247	307,545	463,702
Net cash provided by financing activities, discontinued operations	-	6,228	(6,228)
Net cash provided by financing activities	771,247	313,773	457,474

Effect of exchange rate fluctuation on cash and cash equivalents	(15,775)	(48,136)	32,361
Net increase(decrease) in cash and cash equivalents	229,221	(445,737)	674,958
Cash and cash equivalents, beginning of year	12,953	458,690	(445,737)
Cash and cash equivalents, end of year	$242,174	$12,953	$229,221

During the year ended March 31, 2020, our operations used net cash of $524,933. Cash used in operations exceeded our net loss of $446,602 for the year primarily because we increased our inventories by $131,911. During the year ended March 31, 2019, our operations used net cash of $472,702. The use of cash in operations was less than the net loss for the year primarily because the net loss included a non-cash expense of $377,000 attributable to the value of shares issued to employees in June 2018. In addition, inventory decreased by $222,700 and we received customer prepayments of $134,561.

During the three months ended June 30, 2020, our operations used net cash of $1,482. The Company recorded $2,225 of cash use in continuing operating activities during the three months ended June 30, 2020. The use of cash in operations was less than the net loss, as the loss mostly reduced non-cash assets and liabilities. In addition, the Company recorded $743 of cash provided by discontinued operating activities.

The Company recorded $51,294 of cash use in operating activities during the three months ended June 30, 2019.

The Company recorded $1,318 of cash used in investing activities for purchase of fixed assets during the year ended March 31, 2020. Our investing activities during the year ended March 31, 2019 used $238,672. Investing activities consisted of:

●	$ 10,754 used for the purchase of fixed assets;

●	$ 227,918 used to pay the purchase price for 51% of Lvxin.

During the three months ended June 30, 2020, the Company recorded $1,343 of cash used on the sale of discontinued operations.

Our financing activities during the year ended March 31, 2020 generated $771,247. Financing activities consisted of $734,617 in proceeds from the sale of common stock, and $36,630 in borrowings from related parties. Our financing activities during the year ended March 31, 2019 generated $313,773. Financing activities consisted of $405,939 in proceeds the sale of common stock and $12,317 in borrowings from related parties, offset by $104,483 used to repay loans from related parties.

Our financing activities during the three months ended June 30, 2020 generated $38,900 from sales of common stock. During the three months ended June 30, 2019, our financing activities generated $52,218, including $20,012 from sales of common stock and a $32,206 loan from related parties.

Trends, Events and Uncertainties

The Company intends to expand its product offerings to include value-added products, both products based on rice and products based on other food stuffs, such as organic red beans and millet. Our marketing personnel will endeavor to expand awareness of our brand, open new marketing channels, and educate the nation about the health benefits of selenium-enriched rice. In this manner, the Company hopes to make a sufficient operating cash inflow to support the future operation and development of the Company. There is no guarantee that the Company’s new strategy will be successful.

The COVID-19 outbreak has had a significant adverse impact and created many uncertainties related to our business, and we expect that it will continue to do so. The Company is experiencing challenges in sales and has suffered a significant decrease in revenues which has increased financial uncertainty. Our future business outlook and expectations are very uncertain due to the impact of the COVID-19 outbreak and are very difficult to quantify. It is difficult to assess or predict the impact of this unprecedented event on our business, financial results or financial condition. Factors that will impact the extent to which the COVID-19 outbreak affects our business, financial results and financial condition include: the duration, spread and severity of the outbreak; the actions taken to contain the virus or treat its impact, including government actions to mitigate the economic impact of the outbreak; and how quickly and to what extent normal economic and operating conditions can resume, including whether any future outbreaks interrupt the economic recovery.

Other than the factors listed above we are not aware of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on our net sales or revenues or income from continuing operations.

Impact of Recent Accounting Pronouncements

New accounting rules and disclosure requirements can significantly impact the comparability of our financial statements. Please refer to Note 2 of our consolidated financial statements included in this prospectus.

There were no recent accounting pronouncements that we expect to have a material effect on the Company’s financial position or results of operations.

Off Balance Sheet Transactions

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

BUSINESS OF THE COMPANY

Our subsidiary, Yuxinqi, was organized in February 2018. To date, Yuxinqi has devoted its efforts to marketing and distribution of selenium-enriched agricultural products. The contract under which we transferred our ownership interest in Lvxin provides for a continuing marketing relationship between Lvxin and Yuxinqi. Going forward, therefore, Yuxinqi intends to continue its focus on the marketing and sale of selenium-enriched products, while enlarging its offerings to include a variety of crop foods as well as processed foods.

Market for Selenium-Enriched Products

Selenium is one of the “essential” nutrients for humans, meaning that our bodies cannot produce it, and so we have to get it from our diet. Selenium deficiency can cause health problems including Keshan’s disease, a form of cardiomyopathy. The World Health Organization has found that between 50 and 250 micrograms of selenium constitute a healthy daily intake.

Scientists now know selenium is necessary in the body’s production of selenoproteins, a family of proteins that contain selenium in the form of an amino acid. So far, 25 different selenoproteins in the body have been isolated, but only half of their functions have been identified. Selenium is one of several nutrients known to have antioxidant properties, meaning selenium plays a part in chemical reactions that stop free radicals from damaging cells and DNA. Human and animal research has found selenoproteins are involved in embryo development, thyroid hormone metabolism, antioxidant defense, sperm production, muscle function and the immune system’s response to vaccinations. Antioxidant supplements, including selenium, are often touted to help prevent heart disease, cancer and vision loss.

According to the Chinese Selenium Supplements Association, selenium is purported to help people with asthma, and reduce the risk of rheumatoid arthritis and cardiovascular disease. Selenium levels drop with age, so some have claimed selenium can slow the aging process, cognitive decline and dementia. Low selenium levels are also implicated in depression, male infertility, weak immune systems and thyroid problems.

Plants grown in soil containing selenium convert it into a form that is usable to humans and animals. Soil around the world varies in its selenium concentration. The higher the concentration of selenium in soil, the higher the concentration of selenium is in crops. Soil in Nebraska, South and North Dakota, for example, is especially rich in selenium, and people living in these areas typically have the highest dietary intake of selenium in the United States. On the other hand, seventy-two percent (72)% of the land in China is selenium deficient.

Because rice is a staple food in China, selenium-enriched rice obtained by bioenrichment to increase the selenium content of rice was determined to be a good selenium source for the population in selenium-deficient regions.

By focusing on production of selenium-enhanced rice, the Company hopes to develop a sustainable position in the Chinese rice market.

Operating Licenses

Our products are subject to regulation by governmental agencies in the PRC and Heilongjiang Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include Tianci Liangtian and Yuxinqi operating licenses that enable us to undertake agricultural technology development services, primary processing of agricultural products, grain and legume cultivation, and agricultural products sales. Legally approved projects can be launched after approval by the relevant departments. The registration numbers are 91230100MA1ATNP757 and 91230109MA1AYU4P51, respectively; and they are valid from November 2, 2017 and February 5, 2018, respectively, with no expiration date.

Competition

Currently, the distribution of selenium-enriched agricultural products in China is the province of small and medium-sized enterprises, with no dominant participants in the market. The diversity of the market is primarily a function of the relatively brief period that the inclusion of selenium-enriched food stuffs in the Chinese diet has been popular. As the practice becomes more well-established, the emergence of market leaders will be likely.

We are a small company. However, with our recent focus on distribution of selenium-enriched products, we are entering a growing market. We believe that we will be able to compete effectively in this market because we have the advantage of product specificity, which should enable our brand to become identified as a source for selenium-enriched products.

Suppliers

Over the years of operations, we have developed a solid and reliable image and reputation with the suppliers. We have established supplier relationships with several local companies.

On April 24, 2020 our subsidiary, Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Ltd., entered into an Equity Transfer Agreement providing for the transfer to Lou Zhengui of Tianci’s 51% interest in the equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative. The Agreement transferred the equity to Lou Zhengui as of April 30, 2020. The contract also provides that Lvxin will continue to sell paddy rice, and the Company has the right of priority under the same price.

Marketing

We believe that the importance of selenium to human health and the fact of selenium deficiency in large parts of China create a vast market potential for development. Selenium has been studied extensively in China. These efforts have resulted in confirming that selenium is an important element for human health and that there are areas within China that are significantly deficient in the soil and water. In the past decade, Chinese government policy has helped to enhance the importance of selenium and the potential of the selenium market.

The Company intends to expand its product offerings to include value-added products, both products based on rice and products based on other food stuffs, such as organic red beans and millet.

Insurance

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products.

Income Taxes

United States

The Company is subject to a tax rate of 21% in the United States of America.

Samoa

Organic Agricultural (Samoa) Co., Ltd was incorporated in Samoa and, under the current laws of Samoa, is not subject to income tax.

China

Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the years ended March 31, 2020 and 2019 due to operating losses.

Employees

As of August 26, 2020, we had 15 employees. None of our employees are represented by a labor union or similar collective bargaining organization.

Property

The Company does not own any real property. We believe the premises we now have under lease will be adequate for our operations for the foreseeable future.

In December 2019, Yuxingqi renewed its lease for approximately 666 square meters of office space. Under the renewal terms, Yuxingqi committed to make annual lease payments of RMB290,000 (approximately US$42,000, including VAT tax) for the period from December 20, 2019 to December 19, 2020. RMB150,000 (approximately US$22,000) payment was paid on December 23, 2019. The office address is the entire 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090. The office contains our administrative functions, sales, e-commerce operations and marketing functions.

REPORTS TO SECURITY HOLDERS

Due to the expense, we do not expect to deliver annual or quarterly reports to our shareholders unless and until we decide to seek a listing on a national securities exchange.

We are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports on the SEC’s website, at www.sec.gov. We also make these reports available on our website: www.oacl.top

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers:

Name and Address*	Age	Position/Title

Shen Zhenai	58	President, Chairman of the Board
Xun Jianjun	50	Chief Executive Officer and Director
Cao Yongmei	51	Chief Financial Officer and Director
Hao Shuping	62	Director

*	The business address for all director and officers is 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090

Shen Zhenai, President, Chairman of the Board and Director

Ms. Shen is our founder and has served as our president and director since we were organized. In 2017 Ms. Shen was employed as president of the Hong Kong International Intellectual Property Trading Center Korea Branch. She served as the General Manager in the International Department of Seoul Shandong Sirius Group Co., Ltd in 2015. From 2012 to 2014 Ms. Shen served as the director of the marketing department of Beijing Hui Lian commercial network. She served as the General Manager of the Jiling Province Yanbian Nanshan Mountain Village between 2004 and 2006. She served as the Customer Service Manager of Japanese Bear Valley Hotel between 2001 to 2003. Ms. Shen provides hands-on leadership, strategic direction and operations management with a focus on business development, exceptional quality service and fiscal accountability. Ms. Shen studied Hotel Management in Seoul, South Korea from 1995 to 1997, and learned Traditional Chinese Medicine in Lin Province Changchun College of Traditional Chinese Medicine from 1987 to 1990. She can speak Mandarin and Korean.

Xun Jianjun, Chief Executive Officer and Director

Mr. Xun has served as our Chief Executive Officer (“CEO”) and Director since we were organized. From 2015 to 2016 Mr. Xun served as Business Department General Manager of Dongsheng Weiye Group Co., Ltd Changbai Mountain Ginseng. He was the principal founder and President of Zhejiang Kangzhiyuan Water Purification Equipment Co., Ltd from 2002 to 2012. He was employed by Guangdong Province Foshan City Ronshen Electric Co., Ltd as Sales Department Director between 1994 and 2000. Mr. Xun has more than 20 years in management experience, where he has been responsible for business operations, budget development, analysis and oversight; marketing including volume growth/program development; expense control; policy and procedure development and implementation; and process development to facilitate regulatory compliance. Mr. Xun was trained at Beijing University in 2014. He graduated from Shandong University with a major in Law in 1993.

Cao Yongmei, Chief Financial Officer and Director

Ms. Cao has served as our Chief Financial Officer (“CFO”) since we were organized. From 2008 to 2016, Miss. Cao served as Operations Vice President of Harbin Saint Jetta Trade Co., Ltd. From 1994 to 2004, she served as manager of China Metallurgical Import and Export Harbin Company. Previously, Ms. Cao was employed as an accountant in the Finance Department of the Harbin University of Technology. Ms. Cao served in progressive roles in accounting management, strategic planning and company control, obtaining advanced knowledge about company operations. Ms. Cao earned a degree with a major in Industrial Accounting from Dalian Institute of Economic Management.

Hao Shuping, Director

Mr. Hao has served as our director since 2018. Mr. Hao has been the President of the Tianzhi Equity Investment Fund (Shanghai) Management Co., Ltd. since 2015. He served as the President of the Hong Kong Huixin International Financial Services Co., Ltd. from 2012 to 2014. From 2009 to 2011 Mr. Hao served as the Chief Executive Officer of Beijing Pingchuan Power Engineering Co., Ltd. He served as the chief supervisor of Beijing Re-creation Human Resources Management Co., Ltd. between 1999 to 2008. From 1996 to 1999 Mr. Hao served as the general manager of Sino-Korea Joint Oriental Food Co., Ltd. Mr. Hao has served as Director of the President’s Office of Orient Group from 1991 to 1995. Mr. Hao graduated from Hong Kong Life Power Instructor College in 2005, having studied economic management at the Harbin Normal University between 1994 and 1996. He obtained a Bachelor degree in Chinese Language and Literature from Harbin Normal University in 1985.

There are no family relationships among any of our directors or executive officers.

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until resignation or removal by the board.

Legal Proceedings Involving Officers and Directors

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●	Been subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Due to the small size of our Board and the early stage of our operations, we have not yet appointed an audit committee, nor have we appointed an audit committee financial expert to our Board of Directors. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one audit committee financial expert, as soon as our resources permit and the complexity of our financial accounting warrants.

We do not presently have a compensation committee or a nominating committee. Our board of directors currently performs the functions of those committees.

Code of Ethics

Due to the small number of members of our management, we do not presently have a code of ethics applicable to management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation paid by us to our Chief Executive Officer and Chief Financial Officer for services during the fiscal years ended March 31, 2020, 2019 and 2018. There was no executive officer to whom we paid or accrued amounts in excess of $100,000 as compensation for services during 2020.

Name and Principal	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Non-qualified Deferred Comp. Earnings	All Other Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Xun Jianjun	2020	17,226	-	-	-	-	-	-	17,226
CEO	2019	17,882	-	-	-	-	-	-	17,882
	2018	1,509	-	-	-	-	-	-	1,509

Cao Yongmei	2020	-	-	-	-	-	-	-	-
CFO	2019	8,464	-	-	-	-	-	-	8,464
	2018	2,831	-	-	-	-	-	-	2,831

Amounts of compensation for 2020 and 2019, reported in the table above, represent accrued compensation. The manner and timing of payments of the accrued compensation will depend on the future financial conditions of the Company.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plans under which equity securities are authorized for issuance.

Outstanding Equity Awards

There were no unexercised options, stock that has not vested, or equity incentive plan awards for any officer or employee as of March 31, 2020 and 2019.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into any employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of the Company other than services ordinarily required of a director. To date, we have paid no compensation to any person for services as a member of the Company’s Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Amount due to (from) related parties consisted of the following as of the periods indicated:

	June 30, 2020	March 31, 2020	March 31, 2019

Hao Shuping	$(3,442)	$44,772	$47,489
Shen Zhenai	36,639	37,647	9,952
Lou Zhengui	-	31,249	34,866
Xun Jianjun	7,788	7,766	-
	$40,985	$121,434	$92,307

Hao Shuping is the main shareholder of the Company, and Shen Zhenai is the Chairman of the Board and shareholder of the Company. These advances represent temporary borrowings for operating costs between the Company and management. They are non-interest bearing and due on demand.

As of March 31, 2020 and 2019, the Company has a balance due to Lou Zhengui of $31,249 and $34,866, respectively, which was recorded as Due to Related Parties. It represents advances for expenses paid to suppliers. The balance is non-interest bearing and due on demand.

Except as set forth above, there have been no transactions since the beginning of the 2020 fiscal year, or any currently proposed transaction, in which Organic Agricultural Company Limited or any of its subsidiaries was or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the total assets of the Company at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Director Independence

None of the members of the Company's Board of Directors is independent, as “independence” is defined in the Rules of the NYSE American.

PLAN OF DISTRIBUTION

We are registering 5,744,836 shares of common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling stockholders will offer and sell our common stock at a fixed price of $2.00 per share until our common stock is quoted on the OTCQB, at which time the selling stockholders may sell the common stock at prevailing market prices or in privately negotiated transactions. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter market;

●	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	Short sales made after the date the Registration Statement is declared effective by the Commission;

●	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

If the selling stockholders effect transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. See: “Shares Eligible for Future Resale: Rule 144” later in this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the resale registration of the shares of common stock, including, without limitation, SEC filing fees, legal and accounting fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 5,744,836 shares of our common stock, which may be offered from time to time by the selling stockholder identified in this prospectus.

The table below identifies each selling stockholder and shows the number of shares of common stock beneficially owned by the selling stockholder before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that each such selling stockholder will sell all or any of its shares of common stock. We assume that all shares covered by this prospectus will be sold by each such selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder.

The following table sets forth the name of each selling stockholder, and, if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder before the offering, the amount being offered for the stockholder’s account, and the amount to be owned by such stockholder after completion of the offering.

Name of Selling Stockholder and Position, Office or Material Relationship with Organic Agricultural	Common Shares owned by the Selling	Percent beneficially owned before	Total Shares to be Registered Pursuant to this	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
Company Limited	Stockholder	Offering	Offering	# of Shares	% of Class
Ma Naichang(1)	20,000	<1%	20,000	0	—
Zhao Shuguo(1)	40,000	<1%	40,000	0	—
Yang Lizhen(1)	20,000	<1%	20,000	0	—
Ma Liangtong(1)	20,000	<1%	20,000	0	—
Cao Shanshan(1)	20,000	<1%	20,000	0	—
Zhang Daoqing(1)	10,000	<1%	10,000	0	—
Ming Qianqian(1)	10,000	<1%	10,000	0	—
Li Xia(1)	20,000	<1%	20,000	0	—
Gao Haijun(1)	20,000	<1%	20,000	0	—
Li Chunyan(1)	60,000	<1%	60,000	0	—
Zhou Jian(1)	20,000	<1%	20,000	0	—
Liang Yumei(1)	20,000	<1%	20,000	0	—
Wang Lunqun(1)	40,000	<1%	40,000	0	—
Wen Daiqun(1)	20,000	<1%	20,000	0	—
Xie Cuili(1)	20,000	<1%	20,000	0	—
Yin Hongxia(1)	20,000	<1%	20,000	0	—
Wang Hong(1)	20,000	<1%	20,000	0	—
Shen Tong(1)	20,000	<1%	20,000	0	—
Li Aitao(1)	100,000	<1%	100,000	0	—
Zhang Lunsheng(1)	200,000	1.7%	200,000	0	—
Li Wei(1)	100,000	<1%	100,000	0	—
Xing Yan Hua(1)	470,000	4.0%	470,000	0	—
Xing Yan Peng(1)	30,000	<1%	30,000	0	—
Xing Yanhui (1)	61,000	<1%	61,000	0	—
Chen Wentong(1)	24,000	<1%	24,000	0	—
Huang Guotai(1)	15,000	<1%	15,000	0	—
Xu Wei(1)	600,000	5.1%	600,000	0	—
Sheng Min(1)	100,000	<1%	100,000	0	—
Yang Feng(1)	400,000	3.4%	400,000	0	—
Yu Jie(1)	300,000	2.6%	300,000	0	—
Fang Deyong(1)	300,000	2.6%	300,000	0	—
Zhang Zhen(1)	200,000	1.7%	200,000	0	—
Chen Dongmei(1)	200,000	1.7%	200,000	0	—
Li Yanrong(1)	100,000	<1%	100,000	0	—

Liu Yanmei(1)	100,000	<1%	100,000	0	—
Chen Mingrong(1)	100,000	<1%	100,000	0	—
Cheng Xiandong(1)	100,000	<1%	100,000	0	—
Yang Yuhuan(1)	200,000	1.7%	200,000	0	—
Zhengui Lou(2)	152,736	1.3%	152,736	0	—
Kexin Zhao(3)	50,000	<1%	50,000	0	—
Xiuxia Sun(3)	20,000	<1%	20,000	0	—
Xianliang Zong(3)	80,000	<1%	80,000	0	—
Xiuliang Li(3)	10,000	<1%	10,000	0	—
Qiu Wang(3)	10,000	<1%	10,000	0	—
Meichen Liu(3)	10,000	<1%	10,000	0	—
Tao Liu(3)	10,000	<1%	10,000	0	—
Liulian Yang(4)	10,000	<1%	10,000	0	—
Mulan Wu(4)	30,000	<1%	30,000	0	—
Mingrong Chen(4)	20,000	<1%	20,000	0	—
Hongmei Kuai(4)	20,000	<1%	20,000	0	—
Yanling Zhao(4)	25,000	<1%	25,000	0	—
Yuehua Liu(4)	10,000	<1%	10,000	0	—
Baozhen Wang (4)	35,000	<1%	35,000	0	—
Fang Wang(4)	10,000	<1%	10,000	0	—
Baoju Huang(4)	10,000	<1%	10,000	0	—
Liangtong Ma(4)	10,000	<1%	10,000	0	—
Yi Lin(4)	15,000	<1%	15,000	0	—
Kai Pan(4)	30,000	<1%	30,000	0	—
Haijun Gao(4)	15,000	<1%	15,000	0	—
Guobin Sun(4)	10,000	<1%	10,000	0	—
Yunxia Xiang(4)	10,000	<1%	10,000	0	—
Yanjin Shi(4)	5,000	<1%	5,000	0	—
Xia Li(4)	10,000	<1%	10,000	0	—
Xu Pan(4)	10,000	<1%	10,000	0	—
Xiaoping Shi(4)	10,000	<1%	10,000	0	—
Shukun Li(4)	10,000	<1%	10,000	0	—
Haifeng Mei(4)	20,000	<1%	20,000	0	—
Aiping Cai(4)	10,000	<1%	10,000	0	—
Bowei Zhang(4)	10,000	<1%	10,000	0	—
Shilai Xiao(4)	10,000	<1%	10,000	0	—
Jingyuan Ma(4)	10,000	<1%	10,000	0	—
Cheng He(4)	20,000	<1%	20,000	0	—
Jianhua Li(4)	10,000	<1%	10,000	0	—
Meixia Wang(4)	10,000	<1%	10,000	0	—
Changying Liu(4)	10,000	<1%	10,000	0	—
Lizhen Yang(4)	15,000	<1%	15,000	0	—
Qingling Zhang(4)	20,000	<1%	20,000	0	—
Yanhui Ma(4)	10,000	<1%	10,000	0	—
Guirong Liu(4)	10,000	<1%	10,000	0	—
Yan Zhang(4)	10,000	<1%	10,000	0	—
Lexin Zhang(4)	10,000	<1%	10,000	0	—
Lixia Cui(4)	10,000	<1%	10,000	0	—
Fengjun Meng(4)	5,000	<1%	5,000	0	—
Hongxia Yin(4)	10,000	<1%	10,000	0	—
Yumei Liang(4)	10,000	<1%	10,000	0	—
Jiuqiang Miao(4)	5,000	<1%	5,000	0	—
Qilin Liao(4)	10,000	<1%	10,000	0	—
Zhongsheng Li(4)	5,000	<1%	5,000	0	—

Yajing Wei(4)	10,000	<1%	10,000	0	—
Jianye Huang(4)	5,000	<1%	5,000	0	—
Aiying Fang(4)	5,000	<1%	5,000	0	—
Defang Wei(4)	5,000	<1%	5,000	0	—
Shanshan Cao(4)	5,000	<1%	5,000	0	—
Jian Li(4)	10,000	<1%	10,000	0	—
Guirong Yang(4)	5,000	<1%	5,000	0	—
Yuhong Liang(4)	5,000	<1%	5,000	0	—
Yingyu Zhou(4)	5,000	<1%	5,000	0	—
Nannan Xu(4)	5,000	<1%	5,000	0	—
Yumeng Mi(4)	10,000	<1%	10,000	0	—
Shujian Chang(4)	5,000	<1%	5,000	0	—
Baoling Yang(4)	10,000	<1%	10,000	0	—
Yonglin Liu(5)	5,000	<1%	5,000	0	—
Xu Wan(5)	5,000	<1%	5,000	0	—
Xiaoqiang Huang(5)	5,000	<1%	5,000	0	—
Jinxiang Wang(5)	5,000	<1%	5,000	0	—
Liqun Dai(5)	5,000	<1%	5,000	0	—
Limin Zhang(5)	5,000	<1%	5,000	0	—
Shiyun Zhang(5)	10,000	<1%	10,000	0	—
Xiangyuan Liu(5)	10,000	<1%	10,000	0	—
Shufeng Liu(5)	5,000	<1%	5,000	0	—
Jinying Fu(5)	5,000	<1%	5,000	0	—
Yuji Liu(5)	5,000	<1%	5,000	0	—
Huailian Liu(5)	5,000	<1%	5,000	0	—
Xuexing Yu(5)	5,000	<1%	5,000	0	—
Yuai Zhao(5)	5,000	<1%	5,000	0	—
Haiyan Sun(5)	5,000	<1%	5,000	0	—
Zhongzhi Ba(5)	5,000	<1%	5,000	0	—
Cai Aiping(6)(7)	10,400	<1%	10,400	0	—
Cao Shanshan(7)	500	<1%	500	0	—
Chang Shujian(7)	100	<1%	100	0	—
Chen Dongmei(7)	1,000	<1%	1,000	0	—
Chen Fengzhen(7)	5,000	<1%	5,000	0	—
Chen Jinlu(7)	5,000	<1%	5,000	0	—
Cheng Xiandong(6)(7)	7,600	<1%	7,600	0	—
Cui Lixia(7)	200	<1%	200	0	—
Cui Shuchen(6)(7)	10,200	<1%	10,200	0	—
Cui Shuling(7)	5,000	<1%	5,000	0	—
Dai Liqun(7)	100	<1%	100	0	—
Dong Tingting(7)	5,000	<1%	5,000	0	—
Du Guimei(7)	5,000	<1%	5,000	0	—
Fan Zhiyong(6)(7)	11,200	<1%	11,200	0	—
Fang Deyong(7)	2,700	<1%	2,700	0	—
Fu Xiaoya(7)	5,000	<1%	5,000	0	—
Gao Fengqin(7)	5,000	<1%	5,000	0	—
Gao Haijun(7)(8)	1,300	<1%	1,300	0	—
Gao Peng(7)	5,000	<1%	5,000	0	—
Guan Li(7)	5,000	<1%	5,000	0	—
Guan Xuefei(7)	5,000	<1%	5,000	0	—
Guo Kaiyu(7)	5,000	<1%	5,000	0	—

He Cheng(7)	400	<1%	400	0	—
He Xinhui(7)	5,000	<1%	5,000	0	—
Hu Xiuli(7)	5,000	<1%	5,000	0	—
Huang Baoju(7)	200	<1%	200	0	—
Huang Shiqi(7)	5,000	<1%	5,000	0	—
Huang Xiaoqiang(7)	100	<1%	100	0	—
Jia Fangyan(7)	5,000	<1%	5,000	0	—
Jia Jianfang(7)	5,000	<1%	5,000	0	—
Jin Tiemei(7)	5,000	<1%	5,000	0	—
Kuai Hongmei(6)(7)	10,600	<1%	10,600	0	—
Li Aitao(7)(8)	1,900	<1%	1,900	0	—
Li Baomei(7)	5,000	<1%	5,000	0	—
Li Jianhua(7)	200	<1%	200	0	—
Li Kuiying(7)	5,000	<1%	5,000	0	—
Li Shukun(7)	200	<1%	200	0	—
Li Shuyan(7)	5,000	<1%	5,000	0	—
Li Xiangyi(7)	5,000	<1%	5,000	0	—
Li Xiaojuan(7)	5,000	<1%	5,000	0	—
Li Yuhua(6)(7)	6,400	<1%	6,400	0	—
Li Zhongsheng(7)	100	<1%	100	0	—
Liang Yuhong(7)	200	<1%	200	0	—
Liang Yumei(7)(8)	900	<1%	900	0	—
Liao Qilin(7)	200	<1%	200	0	—
Lin Juan(7)	5,000	<1%	5,000	0	—
Lin Yi(7)	300	<1%	300	0	—
Liu Aiping(7)	5,000	<1%	5,000	0	—
Liu Bo(7)	5,000	<1%	5,000	0	—
Liu Chunfang(7)	9,000	<1%	9,000	0	—
Liu Gelai(7)	5,000	<1%	5,000	0	—
Liu Guiying(7)	5,000	<1%	5,000	0	—
Liu Huailian(7)	1,000	<1%	1,000	0	—
Liu Jie(7)	5,000	<1%	5,000	0	—
Liu Xiangyuan(7)	200	<1%	200	0	—
Liu Xiaoxin(7)	5,000	<1%	5,000	0	—
Liu Yanmei(7)(8)	2,800	<1%	2,800	0	—
Liu Yinfeng(7)	5,000	<1%	5,000	0	—
Liu Yuehua(7)	200	<1%	200	0	—
Lu Jinxiang(7)	5,000	<1%	5,000	0	—
Luo Fenglan(7)	5,000	<1%	5,000	0	—
Luo Xiusheng(7)	5,000	<1%	5,000	0	—
Lyu Chuanjie(7)	5,000	<1%	5,000	0	—
Ma Baohong(7)	5,000	<1%	5,000	0	—
Ma Jingyuan(7)	400	<1%	400	0	—
Ma Liangtong(7)(8)	900	<1%	900	0	—
Ma Naichang(7)(8)	2,000	<1%	2,000	0	—
Ma Shaobo(7)	5,000	<1%	5,000	0	—
Mei Haifeng(7)	200	<1%	200	0	—
Meng Fengjun(7)	100	<1%	100	0	—
Miao Jiuqiang(7)	100	<1%	100	0	—
Qiao Jialiang(7)	5,000	<1%	5,000	0	—
Qiu Zengmei(7)	5,000	<1%	5,000	0	—

Sheng Ping(7)	900	<1%	900	0	—
Shi Xiaoping(7)	200	<1%	200	0	—
Shi Yanjin(7)	100	<1%	100	0	—
Song Ying(7)	5,000	<1%	5,000	0	—
Sui Ke(7)	10,000	<1%	10,000	0	—
Sun Guobin(7)	200	<1%	200	0	—
Sun Liping(7)	5,000	<1%	5,000	0	—
Sun Qingcheng(7)	10,000	<1%	10,000	0	—
Sun Xiuying(7)	5,000	<1%	5,000	0	—
Tan Jianming(7)	10,000	<1%	10,000	0	—
Tong Weijun(7)	5,000	<1%	5,000	0	—
Wang Baozhen(7)	700	<1%	700	0	—
Wang Hong(7)(8)	900	<1%	900	0	—
Wang Huimin(7)	5,000	<1%	5,000	0	—
Wang Jinxiang(7)	100	<1%	100	0	—
Wang Jixue(7)	5,000	<1%	5,000	0	—
Wang Mingdong(7)	5,000	<1%	5,000	0	—
Wang Qinglan(7)	5,000	<1%	5,000	0	—
Wang Ruixiang(7)	5,000	<1%	5,000	0	—
Wang Shufen(7)	5,000	<1%	5,000	0	—
Wang Xiaoping(7)	5,000	<1%	5,000	0	—
Wang Xiulan(7)	5,000	<1%	5,000	0	—
Wang Yong(7)	5,000	<1%	5,000	0	—
Wei Yajing(7)	200	<1%	200	0	—
Wen Daiqun(6)	5,000	<1%	5,000	0	—
Wu Maohong(7)	10,000	<1%	10,000	0	—
Wu Meiying(7)	5,000	<1%	5,000	0	—
Wu Mingyu(7)	5,000	<1%	5,000	0	—
Wu Nawei(7)	5,000	<1%	5,000	0	—
Wu Yadong(7)	5,000	<1%	5,000	0	—
Xiang Yunxia(7)	200	<1%	200	0	—
Xiao Junlan(7)	5,000	<1%	5,000	0	—
Xiao Shilai(7)	2,000	<1%	2,000	0	—
Xie Cuili(7)(8)	900	<1%	900	0	—
Xing Jiahai(7)	5,000	<1%	5,000	0	—
Xu Nannan(7)	100	<1%	100	0	—
Xue Yuping(7)	5,000	<1%	5,000	0	—
Yan Wenxuan(7)	5,000	<1%	5,000	0	—
Yang Feng(7)	3,600	<1%	3,600	0	—
Yang Guirong(7)	200	<1%	200	0	—
Yang Jianlan(7)	5,000	<1%	5,000	0	—
Yang Liulian(7)	800	<1%	800	0	—
Yang Lizhen(6)(7)(8)	5,900	<1%	5,900	0	—
Yang Wenhu(7)	5,000	<1%	5,000	0	—
Yao Huijing(7)	5,000	<1%	5,000	0	—
Yin Datian(7)	5,000	<1%	5,000	0	—
Yin Fengqin(7)	5,000	<1%	5,000	0	—
Yin Hongxia(7)(8)	900	<1%	900	0	—
Yu Jie(7)	2,700	<1%	2,700	0	—

Yu Xiaomei(7)	5,000	<1%	5,000	0	—
Yu Xuexing(7)	100	<1%	100	0	—
Zhang Bowei(7)	200	<1%	200	0	—
Zhang Haiyan(7)	5,000	<1%	5,000	0	—
Zhang Jie(7)	5,000	<1%	5,000	0	—
Zhang Juping(7)	5,000	<1%	5,000	0	—
Zhang Lexin(7)	200	<1%	200	0	—
Zhang Lian(7)	10,000	<1%	10,000	0	—
Zhang Lixin(7)	5,000	<1%	5,000	0	—
Zhang Qingling(7)	400	<1%	400	0	—
Zhang Shuqin(7)	8,000	<1%	8,000	0	—
Zhang Xiukun(7)	5,000	<1%	5,000	0	—
Zhang Yan(7)	300	<1%	300	0	—
Zhang Zhongxing(7)	5,000	<1%	5,000	0	—
Zhao Hongbo(7)	5,000	<1%	5,000	0	—
Zhao Hongjie(7)	5,000	<1%	5,000	0	—
Zhao Weiqin(7)	5,000	<1%	5,000	0	—
Zhao Yanling(7)	500	<1%	500	0	—
Zhou Debo(7)	7,000	<1%	7,000	0	—
Zhou Jian(7)(8)	900	<1%	900	0	—
Zhu Baolan(7)	5,000	<1%	5,000	0	—
Zhu Haijuan(7)	5,000	<1%	5,000	0	—
Zhu Xiangzhi(7)	5,000	<1%	5,000	0	—
	5,744,836		5,744,836	0	—

(1)	These 39 shareholders received the shares offered by them in this prospectus on May 16, 2018 as parties to the share exchange between the Company and the shareholders of Organic Agricultural (Samoa).

(2)	This shareholder received the shares offered by him in this prospectus in June 2018 as trustee for the 15 minority shareholders of Lvxin. The shares were issued in partial compensation for the transfer of 51% of the equity interest in Lvxin to Hao Shuping, who subsequently transferred the interest to a subsidiary of the Company.

(3)	These shareholders were granted the shares offered by them in this prospectus in June 2018 by the Company’s Board of Directors as compensation for their services as employees of either Tianci Liangtian (Kevin Zhao, Xianliang Zong, Qiu Wang, Meichen Liu, Tao Liu) or Yuxinqi (Xiuxia Sun, Xiuliang Li).

(4)	These shareholders purchased the shares offered by them in this prospectus from the Company during May or June of 2018 for a price of US$1.00 per share.

(5)	These shareholders purchased the shares offered by them in this prospectus from the Company during June or July of 2018 for a price of US$1.30 per share.

(6)	These shareholders purchased the shares in this prospectus from the Company during the period from January 1, 2019 to June 30, 2020 at a price of US$1.30 per share.

(7)	These shareholders purchased the shares in this prospectus from the Company during the period from January 1,2019 to June 30, 2020 at a price of US$1.50 per share.

(8)	These shareholders purchased the shares in this prospectus from the Company during the period from January 1,2019 to June 30, 2020 at a price of US$1.80 per share.

Except as set forth above, the selling stockholder has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The address for each person listed in the table is c/o Organic Agricultural, 6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuangxincheng, Gaoxin Jishu Chanye Technology Development District, Harbin City. Heilongjiang Province. China 150090.

The percentage ownership information shown in the table below is calculated based on 11,724,836 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Shen Zhenai	100,000	0.85%
Xun Jianjun	900,000	7.68%
Cao Yongmei	100,000	0.85%
Hao Shuping	4,880,000	41.62%
All officers and directors as a group (4 persons)	5,980,000	51.00%
Xu Wei	600,000	5.12%

(1)	Ownership is of record and beneficial, unless otherwise indicated.

We are not aware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 74,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. A simple majority vote by our shareholders is required to take action.

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights of holders of our securities.

As of the date of this prospectus, there were 11,724,836 shares of the Company’s common stock issued and outstanding held by 202 shareholders.

Blank Check Preferred Stock

Our Articles of Incorporation gives the Board of Directors authority to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Among the rights and preferences that the Board may assign to the preferred stock are dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plans under which equity securities are authorized for issuance.

Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC, 77 18 Lafayette Place, Woodmere, NY 11598. Its telephone number is (212) 828-8436.

Nevada Anti-Takeover Statute

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder or (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder. After the expiration of two years after the person becomes an interested stockholder, a Nevada corporation subject to the statue may not engage in a combination with an interested stockholder unless:

●	either (a) or (b) above are satisfied;

●	the combination is approved after expiration of such two-year period by a majority of the voting power held by disinterred stockholders; or

●	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

SHARES ELIGIBLE FOR FUTURE RESALE

As of the date of this prospectus, we have outstanding an aggregate of 11,724,836 shares of our common stock. Of these shares, the 5,744,836 shares covered by this prospectus may be transferred without restriction or further registration under the Securities Act by use of this prospectus.

The remaining 5,980,000 shares restricted shares of common stock are owned by our executive officers and directors and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

EXPERTS

The consolidated financial statements of our Company for the years ended March 31, 2020 and 2019 that are included in this prospectus and in the registration statement have been audited by Wei, Wei & Co., LLP, independent registered public accountants, to the extent and for the periods set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

LEGAL MATTERS

Our counsel, Robert Brantl, Esq., 181 Dante Avenue, Tuckahoe, NY 10707, has issued an opinion about certain legal matters with respect to the securities.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains the registration statement as well as reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Organic Agricultural Company Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Organic Agricultural Company Limited and subsidiaries (the “Company”) as of March 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the two year period ended March 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principles

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in fiscal year 2020 due to the adoption of the new lease accounting standard. The Company adopted the new lease standard using a modified retrospective approach.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s lack of significant revenues and recurring losses from operations indicate that the Company may not be able to continue as a going concern. The Company continues to be reliant on borrowings from its shareholders. Management’s evaluation of the events and conditions and management’s plans, regarding those matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor since 2018.

Flushing, New York

August 14, 2020, except for Note 13 as to which date is October 3, 2020

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND 2019

(EXPRESSED IN US DOLLARS)

	March 31,	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$240,834	$11,695
Accounts receivable	5,212	-
Inventories	56,610	78,832
Other receivables	13,105	18,798
Prepaid expenses	48,789	27,189
Current assets, discontinued operations (Note 11)	558,425	524,434
Total current assets	922,975	660,948

Property plant and equipment, net	4,498	7,613
Operating lease right-of-use assets	25,727	27,177
Non-current assets, discontinued operations (Note 11)	1,981,547	2,467,815
Total assets	$2,934,747	$3,163,553

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$69,437	$56,594
Customer deposits	88,131	164,362
Due to related parties	84,288	51,212
Operating lease liabilities (current)	18,630	18,415
Other payables	8,411	68,284
Current liabilities, discontinued operations (Note 11)	335,405	730,701
Total current liabilities	604,302	1,089,568

Non-current liabilities, discontinued operations (Note 11)	1,424,600	1,504,934
Total liabilities	2,028,902	2,594,502

Shareholders’ equity
Preferred stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2020 and March 31, 2019	-	-
Common stock; $0.001 par value, 74,000,000 shares authorized; 11,693,836 and 11,167,736 shares issued and outstanding at March 31,2020 and 2019, respectively	11,694	11,168
Additional paid-in capital	2,612,954	1,833,730
(Deficit)	(1,752,671)	(1,278,133)
Other comprehensive income (loss)	9,891	(1,473)
Total shareholders’ equity of the Company	881,868	565,292
Non-controlling interest	23,977	3,759
Total shareholders’ equity	905,845	569,051
Total liabilities and shareholders’ equity	$2,934,747	$3,163,553

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(EXPRESSED IN US DOLLARS)

	Year Ended
	March 31,
	2020	2019

Revenue	$256,999	$316,111
Cost of sales	200,273	221,833
Gross profit	56,726	94,278

Operating costs and expenses:
General and administrative expenses	507,883	926,044
Selling and marketing expenses	49,611	67,134
Total operating costs and expenses	557,494	993,178
Operating (loss)	(500,768)	(898,900)
Other income	1,517	153
(Loss) before provision for income taxes	(499,251)	(898,747)
Provision for income taxes	-	-
(Loss) from continuing operations	(499,251)	(898,747)
Income from discontinued operations, net	52,649	74,189
Net (loss)	$(446,602)	$(824,558)

Amount attributable to non-controlling interest
Net income from discontinued operations	$27,936	$79,337
Amount attributable to common shareholders
(Loss) from continuing operations	(499,251)	(898,747)
Net income (loss) from discontinued operations	24,713	(5,148)
Net (loss) attributable to common shareholders	(474,538)	(903,895)
Net (loss)	$(446,602)	$(824,558)

Basic and diluted (loss) per share, continuing operations	$(0.04)	$(0.08)
Basic and diluted earnings (loss) per share, discontinued operations	-	-
Basic and diluted (loss) per share	$(0.04)	$(0.08)
Weighted average number of shares outstanding- basic and diluted	11,414,862	11,006,610

Other comprehensive (loss):

Net (loss)	$(446,602)	$(824,558)
Foreign currency translation adjustment	3,646	(78,423)
Comprehensive (loss)	(442,956)	(902,981)

Less: comprehensive income attributable to non-controlling interests	20,218	39,459
Comprehensive (loss) attributable to the common shareholders	$(463,174)	$(942,440)

The accompanying notes are an integral part of these consolidated financial statements

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(AMOUNTS IN USD, EXCEPT SHARES)

	Common stock		Additional Paid-in		Other Comprehensive Income	Total Shareholders’	Non- controlling	Total Shareholders’ Equity
	Quantity	Amount	Capital	(Deficit)	(Loss)	Equity	Interest	and NCI
Balance at March 31, 2018	10,000,000	$10,000	$544,162	$(374,238)	$37,072	$216,996	$489,995	$706,991
Net (loss)	-	-	-	(903,895)	-	(903,895)	79,337	(824,558)
Sale of common shares	725,000	725	760,275	-	-	761,000	-	761,000
Shares issued for compensation	290,000	290	376,710	-	-	377,000	-	377,000
Shares issued for reorganization consideration	152,736	153	152,583	-	-	152,736	-	152,736
Foreign currency translation adjustment	-	-	-	-	(38,545)	(38,545)	(39,878)	(78,423)
Distribution to minority shareholders	-	-	-	-	-	-	(525,695)	(525,695)
Balance at March 31, 2019	11,167,736	11,168	1,833,730	(1,278,133)	(1,473)	565,292	3,759	569,051
Net (loss)	-	-	-	(474,538)	-	(474,538)	27,936	(446,602)
Sale of common shares	526,100	526	779,224	-	-	779,750	-	779,750
Foreign currency translation adjustment	-	-	-	-	11,364	11,364	(7,718)	3,646
Balance at March 31, 2020	11,693,836	$11,694	$2,612,954	$(1,752,671)	$9,891	$881,868	$23,977	$905,845

The accompanying notes are an integral part of these consolidated financial statements

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2020 AND 2019

(EXPRESSED IN US DOLLARS)

	Year Ended March 31,
	2020	2019
Cash Flows from Operating Activities
Net (loss)	$(499,251)	$(898,747)
Depreciation and amortization	4,075	3,141
Share based compensation	-	377,000
Changes in operating assets and liabilities	29,908	50,910
Net cash (used in) operating activities, continuing operations	(525,084)	(467,696)
Net cash provided by (used in) operating activities, discontinued operations	151	(5,006)
Net cash (used in) operating activities	(524,933)	(472,702)

Cash Flows from Investing Activities
Purchase of fixed assets	(1,318)	(10,754)
Payment to Lvxin original shareholders for transfer of 51% interest	-	(227,918)
Net cash (used in) investing activities, continuing operations	(1,318)	(238,672)
Net cash (used in) investing activities	(1,318)	(238,672)

Cash Flows from Financing Activities
Proceeds from sale of common stock	734,617	405,939
Proceeds from related party loans	36,630	12,317
Repayment to related parties	-	(104,483)
Net cash provided by financing activities, continuing operations	771,247	307,545
Net cash provided by financing activities, discontinued operations		6,228
Net cash provided by financing activities	771,247	313,773

Effect of exchange rate fluctuations on cash and cash equivalents	(15,775)	(48,136)
Net increase (decrease) in cash and cash equivalents	229,221	(445,737)

Cash and cash equivalents, beginning of year	12,953	458,690
Cash and cash equivalents, end of year	242,174	12,953
Less: cash and cash equivalents, discontinued operations	1,340	1,258
Cash and cash equivalents, continuing operations	$240,834	$10,437

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash activities:
Offset of balance due for 51% interest to due from related parties	$-	$77,554
Non-cash Distribution offset due from related parties	$-	$525,695
Operating ROU assets obtained in exchange for lease liabilities	$1,829,353	$-

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organic Agricultural Company Limited (“Organic Agricultural”, the “Company”, “we” or “us”) was incorporated in the State of Nevada on April 17, 2018.

The Company, through its subsidiaries with headquarters in Harbin, China, sells paddy and selenium-enriched paddy products, rice and other agricultural products. At March 31, 2020, the Company’s subsidiaries were:

●	Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a limited company incorporated in Samoa on December 15, 2017, is wholly owned by Organic Agricultural. Organic Agricultural Samoa owns all of the outstanding shares of capital stock of Organic Agricultural Company Limited (Hong Kong).

●	Organic Agricultural Company Limited (Hong Kong) (“Organic Agricultural HK”), which was established on December 6, 2017 under the laws of Hong Kong, is wholly owned by Organic Agricultural Samoa. Organic Agricultural HK owns all of the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited.

●	Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited. (“Tianci Liangtian”), a company incorporated in Heilongjiang, China on November 2, 2017, is wholly owned by Organic Agricultural HK. Tianci Liangtian owned:

●	all of the registered equity of Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), which was incorporated in Heilongjiang, China on February 5, 2018. Yuxinqi sells agricultural products to customers.

●	51% of the registered equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (“Lvxin”), a company incorporated in China on February 9, 2012. Lvxin is an integrated agricultural company providing self-planting paddy to its customers.

In April 2020, Tianci Liangtian sold its equity interest in Lvxin (See Note 13).

Reorganization

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural. The specific transactions related to this reorganization are as follows:

On March 31, 2017, Hao Shuping and the shareholders of Lvxin signed an Equity Transfer Agreement, whereby shareholders of Lvxin transferred 51% of the controlling interest in Lvxin to Hao Shuping. Hao Shuping agreed to pay the Lvxin shareholders RMB 2,029,586 (US$305,472) in cash and cause the company that would become Organic Agricultural to issue to them 152,736 shares (valued at US$152,736). Hao Shuping and the shareholders of Lvxin also signed an irrevocable supplemental agreement that gave Hao Shuping voting and managerial control over Lvxin. By June 22, 2018, Tianci Liangtian paid all of the consideration to Lvxin’s former shareholders.

On January 1, 2018, pursuant to the Equity Transfer Agreement between Hao Shuping and Tianci Liangtian, Hao Shuping transferred his 51% controlling interest in Lvxin to Tianci Liangtian. As control of both entities resided with Hao Shuping, we have accounted for the combination of Lvxin with Tianci Liangtian as a transaction between entities under common control.

On January 8, 2018, the shareholders of Tianci Liangtian transferred ownership of Tianci Liangtian to Organic Agricultural HK, which is wholly owned by Organic Agricultural Samoa.

On May 16, 2018, the Company issued 10,000,000 shares of its common stock, par value $0.001 to the shareholders of Organic Agricultural Samoa, in exchange for 100% of the outstanding shares of Organic Agricultural Samoa (the “Share Exchange”).

As a result of the Share Exchange, Hao Shuping acquired 48.8% of the Company’s outstanding shares. Prior to the Share Exchange, Hao Shuping controlled Lvxin and Tianci Liangtian. Therefore, the Share Exchange was accounted for as a business combination of entities under common control in accordance with ASC 805-50-30-5. Accordingly, the assets and liabilities of the Company and its subsidiaries are presented at their carrying values at the date of the transaction; the Company’s historical stockholders’ equity was retroactively restated to the first period presented, as the acquisition of Organic Agricultural Samoa, Organic Agricultural HK, Tianci Liangtian and Lvxin was treated as a combination of entities under common control.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

Management has determined there is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and recurring losses. If we are unable to generate significant revenue or secure additional financing, we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by advances and loans from related parties and proceeds from sales of shares. Hao Shuping, Shen Zhenai, Xun Jianjun were the primary sources of financing for the early operations of the entity and will continue to provide support in the future if there is any need for capital. As of March 31,2020, the Company had a balance of $44,772, $37,647, $7,766 and $31,249, due to Hao Shuping, Shen Zhenai, Xun Jianjun and Lou Zhengui, respectively. The Company received $734,617 during the year ended March 31, 2020, and an additional $46,500 from April 1, 2020 to the date of filling this report, from the sale of shares. These funds provided sufficient working capital for the Company.

Management intends to expand product offerings to include value-added products, both products based on rice and products based on other food stuffs, such as organic red beans and millet.

The marketing personnel of the Company will endeavor to expand awareness of our brand, open new marketing channels, and educate the nation about the health benefits of selenium-enriched rice.

In this manner, Management hopes to generate sufficient operating cash inflow to support its future operations and development of the Company in addition to capital raised from sales of shares and shareholders’ support based on needs.

Basis of presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation when applicable.

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated financial statements include the assets, liabilities, and net income or loss of these subsidiaries.

The Company’s subsidiaries as of March 31, 2020 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Organic Agricultural (Samoa) Co., Ltd.	Samoa	100	USD	1,000,000
Organic Agricultural Company Limited (Hong Kong)	Hong Kong	100	HKD	10,000
Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited	China	100	0
Heilongjiang Yuxinqi Agricultural Technology Development Company Limited	China	100	0
Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative	China	51	0

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. One significant item subject to such estimates and assumptions is the inventory valuation allowance. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturities of three months or less are classified as cash and cash equivalents. The Company’s cash and cash equivalents consist of cash on hand and cash in bank, as of March 31, 2020 and 2019.

Revenue recognition

Effective April 1, 2018, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

The Company sells paddy and selenium-enriched paddy products, rice and other agricultural products. All revenue is recognized when it is both earned and realized. The Company’s policy is to recognize the sale when the products, ownership and risk of loss have transferred to the purchasers, and collection of the sales proceeds, if not prepaid, is reasonably assured, all of which generally occur when the customer receives the products. Accordingly, revenue is recognized at the point in time when delivery is made.

Given the nature of this revenue source of the Company’s business and the applicable rules guiding revenue recognition, the revenue recognition practices for the sale do not contain estimates that materially affect results of operations nor does the Company have any policy for return of products.

Fair value measurements

The Company applies the provisions of FASB ASC 820, Fair Value Measurements for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active or for similar assets and liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value measurements (continued)

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements during the year ended March 31, 2020 and 2019.

Financial assets and liabilities of the Company primarily consists of cash, account receivables, prepaid expenses, inventories, other receivables, accounts payable and accrued liabilities, customer deposits, due to related parties, lease liability(current) and other payables. As at March 31, 2020 and 2019, the carrying values of these financial instruments approximated their fair values due to the short-term nature of these instruments.

Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Organic Agricultural HK is the Hong Kong Dollar (“HKD”), and the functional currency of Organic Agricultural Samoa and Organic Agricultural is the United States dollar (“US Dollars” “USD” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

The financial statements of the Company, which are prepared using the RMB and the HKD, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or loss.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

For the year ended March 31,
		2020	2019
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.0896/7.7529	6.7111/7.8493
Revenue and expenses	period average	6.9662/7.8164	6.7108/7.8416

Income taxes

The Company follows FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statements and income tax purposes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating losses and for tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes (continued)

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

Lvxin products sales and services have been exempt from enterprise income tax. According to the “PRC Income Tax Law” Article 27 (1), income from agricultural, forestry, animal husbandry and the fisheries industries shall be exempt from business tax.

According to the “PRC Income Tax Law”, Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC.

Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with FASB ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential common shares associated with convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Share-based compensation

The Company follows the provisions of FASB ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and recognized over its vesting period. No equity instruments were granted during the year ended March 31, 2020 and no compensation expense is required to be recognized under provisions of ASC 718 with respect to employees. During the year ended March 31, 2019, specifically on June 13, 2018, the Company granted a total of 290,000 shares with a fair value on the grant date of $1.30 per share to 8 employees, and $377,000 compensation expense was recognized under the provisions of ASC 718. These shares were fully vested when issued.

Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The Company’s revenues are from the sales of agricultural products from customers in the People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

Concentration of credit risk

The Company maintains cash in three banks in China. In China, the insurance coverage of each bank is RMB500,000 (approximately USD$75,000). As of March 31, 2020, the Company had RMB768,318 (approximately USD$103,000) in excess of the insurance amounts.

During the year ended March 31, 2020, major customers Li Jiaxu, Zhao Shihai and Huiye Group generated 38%, 32% and 11% of revenue, respectively. During the year ended March 31, 2019, major customers Li Jiaxu, Sun Rongmao, Zhao Shihai and Shouhang Commerce and Trade Ltd. generated 21%, 18%, 33% and 20% of revenue, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements

Revenue

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendment in this update affects entities with transactions included within the scope of Topic 606, The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, the amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company adopted ASU 2016-12 effective April 1, 2018. There was no impact on the Company’s financial statements as a result of adopting Topic 606 for the year ended March 31, 2020 and 2019.

Leases

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an additional, optional transition method related to implementing the new leases standard. ASU 2018-11 provides that companies can initially apply the new lease standard at adoption and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted the guidance as of April 1, 2019, there is no cumulative-effect adjustment to the Company’s opening balance of retained earnings in the period of adoption. See Note 9 - Leases for further details.

We do not believe any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. PREPAID EXPENSES

Prepaid expenses include prepaid paddy planting production materials, prepayment of rice processing charges, and prepayment for products to be purchased. As of March 31, 2020 and 2019, prepayments and deferred expenses were $48,789 and $27,189, respectively.

NOTE 4. INVENTORIES

Inventories are comprised of growing costs, harvesting costs, raw materials, and finished goods (including harvesting agricultural produce paddy and processed rice and other agricultural products).

Growing costs, also referred to as agricultural costs, consist of seeds, cultivation, fertilization, labor costs and soil improvement, pest control and irrigation.

Harvest costs are comprised of labor and equipment expenses incurred to harvest and deliver crops to the packinghouses.

Raw materials include all costs of materials purchased to be used in production of the Company’s products.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 4. INVENTORIES (Continued)

Agricultural produce paddy is grown in Lvxin’s planting base. This crop has distinct growing, harvest, and selling periods, each of which lasts approximately four to six months. During the growing period (usually April to September), agricultural costs are capitalized, as they are associated with benefiting and preparing the crops for the harvest and selling period. During the harvest and selling period, harvest costs and agricultural costs are capitalized as inventories, then recorded as a cost of sales in accordance with FIFO recognition of historical costs when the inventory is sold.

Most agricultural costs, including capitalized agricultural costs and certain other costs, such as indirect labor including farm supervision and management and irrigation that benefit multiple crops, are allocated to crops on a per-kilogram basis.

The cost of harvesting agricultural produce paddy includes all relevant expenditures incurred before and during the entire cultivation period and after harvesting, mainly including seed, fertilizer and other production materials, land rent, labor, and other related costs, subject to impairment if the cost of inventory exceeds net realizable value.

Manufactured goods, rice and other products includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

The Company values inventory on its balance sheet at the lower of cost or net realizable value. As of March 31, 2019, based on recent sales experience, the Company determined that the net realizable value of its inventory at that time was less than the costs incurred in producing the inventory. Therefore, an impairment charge was made as of March 31, 2019. As of March 31, 2020, market conditions indicated that the cost of inventory would be recoverable, so no impairment was recorded. As of March 31 2020 and 2019, inventories consisted of the following:

	March 31	March 31
	2020	2019
Rice and other products	$41,153	$68,662
Packing and other materials	15,457	10,170
Total inventories at cost	$56,610	$78,832

Due to the COVID-19 pandemic, the Company did not have any sale of paddy in the last quarter of the year ended of March 31,2020, and had a decrease of $22,222 than $$78,832 at March 31, 2019.

NOTE 5. INCOME TAXES

A reconciliation of loss before income taxes for domestic and foreign locations for the year ended March 31, 2020 and 2019 is as follows:

	Year ended March 31
	2020	2019
United States	$(192,183)	$(141,847)
Foreign	(254,419)	(682,711)
(Loss) before income taxes	$(446,602)	$(824,558)

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 5. INCOME TAXES (Continued)

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	March 31	March 31
	2020	2019
U.S. federal statutory income tax rate	21%	21%
U.S. Valuation allowance	(21)%	(21)%
Rates for Tianci Liangtian and Yuxinqi, net	25%	25%
PRC Valuation allowance	(25)%	(25)%
Rate for Lvxxin	0%	0%
The Company’s effective tax rate	(0)%	(0)%

The Company did not recognize deferred tax assets since it is not likely to realize such deferred taxes. The deferred tax would apply to the Company in the U.S. and Yuxinqi and Tianci Liangtian, in China.

As of March 31, 2020, Yuxinqi and Tianci Liangtian have total net operating loss carry forwards of approximately $663,000 in the PRC that expire in 2024. Due to the uncertainty of utilizing these carry forwards, the Company provided a 100% allowance on all deferred tax assets of approximately $166,000 and $102,000 related to its operations in the PRC as of March 31, 2020 and 2019, respectively. The PRC valuation allowance has increased by approximately $64,000 and $102,000 for the year ended March 31, 2020 and 2019, respectively.

The Company has incurred losses from its United States operations during all periods presented of approximately $397,000. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $83,000 and $43,000 against the deferred tax assets related to the Company’s United States operations as of March 31, 2020 and 2019, respectively, because the deferred tax benefits of the net operating loss carry forwards in the United States will not likely be utilized. The US valuation allowance has increased by approximately $40,000 and $30,000 for the year ended March 31, 2020 and 2019, respectively.

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	March 31, 2019
China	January 31, 2016

United States

The Company is subject to the U.S. corporation tax rate of 21%.

Samoa

Organic Agricultural (Samoa) Co., Ltd was incorporated in Samoa and, under the current laws of Samoa, it is not subject to income tax.

China

Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the year ended March 31, 2020 and 2019.

Lvxin products sales and services are exempt from enterprise income tax, according to the “PRC Income Tax Law” Article 27 (1), which states that income from agricultural, forestry, animal husbandries and the fisheries Industries shall be exempt from business income taxes.

NOTE 6. OTHER PAYABLES

Other payables consisted of the following as of the periods indicated:

	March 31	March 31
	2020	2019
Xun Jianjun	$-	$14,901
Advances for shares	8,167	53,300
Others	244	83
	$8,411	$68,284

As of March 31, 2019, the Company had received an advance for 41,000 shares to be issued of $53,300. The shares were subsequently issued on June 21, 2019. As of March 31, 2020, the Company had received $8,167 for the sale of common shares to be issued of which $7,500 was refunded on April 3, 2020.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 7. RELATED PARTY TRANSACTIONS

Amounts due to related parties consisted of the following as of the periods indicated:

	March 31	March 31
	2020	2019
Hao Shuping	$38,876	$41,260
Shen Zhenai	37,647	9,952
Xun Jianjun	7,766	-
	$84,288	$51,212

Hao Shuping is the main shareholder of the Company, Shen Zhenai is the President, Chairman of the Board, director and shareholder of the Company, and Xun Jianjun is the CEO and shareholder of the Company. These advances represent temporary borrowings for operating costs between the Company and management. They are non-interest bearing and due on demand.

Lou Zhengui is the principal manager of Lvxin , also a minority shareholder of Lvxin and Organic Agriculture. The balance represents advances for expenses paid to suppliers by Lou Zhengui. The balance is non-interest bearing and due on demand.

NOTE 8. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

On April 1, 2019, the Company adopted FASB ASC 842, “Leases” (“new lease standard”), and the financial statements for the year ended March 31, 2019 are required to be retrospectively reclassified reflect the impact of discontinued operations. The new lease standard was adopted using the optional transition method approach that allows for the cumulative effect adjustment to be recorded without restating prior periods. The Company has elected the practical expedient package related to the identification, classification and accounting for initial direct costs whereby prior conclusions do not have to be reassessed for leases that commenced before the effective date. As the Company will not reassess such conclusions, the Company has not adopted the practical expedient to use hindsight to determine the likelihood of whether a lease will be extended or terminated or whether a purchase option will be exercised.

In November 2017, Tianci Liangtian leased office space from November 20, 2017 to December 5, 2018 under an operating lease agreement (approximately 666 square meters). Under the terms of the lease, Tianci Liangtian paid approximately $1,592 in lease deposits and committed to make annual lease payments. In December 2018, Yuxingqi renewed the lease agreement. Under the terms, Yuxingqi committed to make annual lease payments of RMB290,000 (approximately US$42,000) for the period from December 6, 2018 to December 5, 2019. On December 20, 2019, Yuxingqi renewed the lease agreement. Under the terms, Yuxingqi committed to make annual lease payments of RMB290,000 (approximately US$42,000, including VAT tax) for the period from December 20, 2019 to December 19, 2020, of which RMB150,000 (approximately US$22,000) payment was made on December 23, 2019. As of March 31, 2020, US$25,727 and US$18,630 was accounted as operating lease right-of-use assets and operating lease liabilities (current), respectively.

In April 2018, Lvxin leased office space of approximately 177 square meters under a one-year lease agreement. Lvxin paid approximately US$4,500 as rent. The office contained our administrative functions, sales, e-commerce operations and marketing functions. After April 2019, Lvxin did not renew this office lease agreement.

The Company leases 1,228 acres of land for cultivating pursuant to more than 300 lease agreements with individual farmers. Some of the leases are paid annually, and some of the leases are paid in advance for periods from 2 to 22 years. These prepayments reduced the related lease liabilities. The Company accounts for the land rental costs as a cost of production of paddy.

The Company’s adoption of the new lease standard included new processes and controls regarding asset financing transactions, financial reporting and a system-related implementation required for the new lease standard. The impact of the adoption of the new lease standard included the recognition of right-of-use (“ROU”) assets and lease liabilities. The adoption of the new lease standard resulted in additional net lease assets and net lease liabilities of approximately $2.01 million and $1.74 million, respectively, as of March 31, 2020. For the year ended March 31, 2020, the amortization was $400,085.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 8. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (Continued)

Operating leases of continuing operations are reflected on our balance sheet within ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease agreement. ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. operating leases of continuing operations are reflected on our balance sheet within Non-current assets, discontinued operations, current liabilities, discontinued operations and non-current liabilities, discontinued operations.

As of March 31, 2020, the Company has the following amounts recorded on the Company’s consolidated balance sheet:

	As of March 31, 2020	As of March 31, 2019
Assets
Right-of-use asset(non-current)	$25,727	$27,177
Non-current assets, discontinued operations	1,981,547	2,467,815
Total	$2,007,274	$2,494,992
Liabilities
Lease liability(current)	$18,630	$18,415
Current liabilities, discontinued operations	298,259	689,606
Non-current liabilities, discontinued operations	1,424,600	1,504,934
Total	$1,741,489	$2,212,955

Office lease:
Remaining Lease Term	1 year, renewal option
Incremental borrowing rate	4.9%

Land lease:
Remaining Lease Term	From 1 to 10 years, no renewal option
Incremental borrowing rate	4.9%

The components of lease expense were as follows:

For the year ended March 31, 2020
Amortization of ROU Asset
Land lease	$360,812
Office Lease	39,273
Total lease expense	$400,085

Future annual minimum lease payments for non-cancellable operating leases of continuing operations are as follows:

Year Ending March 31:	Operating Leases
2021	$18,630
Total	$18,630

Reconciliation to lease liabilities:
Lease liabilities - current	$18,630
Total Lease Liabilities	$18,630

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 9. REVENUE

The Company sells paddy and selenium-enriched paddy products, rice and other agricultural products. All revenue is recognized when it is both earned and realized. The Company’s policy is to recognize the sale when the products, ownership and risk of loss have transferred to the purchasers, and collection of the sales proceeds, if not prepaid, is reasonably assured, all of which generally occur when the customer receives the products. Accordingly, revenue is recognized at the point in time when delivery is made.

Our revenue results for the years ended March 31, 2020 and 2019 were primarily the result of paddy and milled rice and other production sales:

	Year Ended March 31,
	2020		2019
	Sales	%	Sales	%
Milled Rice and other production	$256,999	100%	$245,045	78%
Paddy	-	0%	71,066	22%
	$256,999	100%	$316,111	100%

NOTE 10. CONTINGENCIES

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingencies as of March 31, 2020 or 2019 and through the date of this report.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 11. DISCONTINUED OPERATIONS

As discussed in Note 13, on April 30, 2020, the Company completed the divestment of Lvxin and the requirements for the presentation of Lvxin as a discontinued operation were met on that date. Accordingly, Lvxin’s historical financial results are reflected in the Company’s unaudited condensed consolidated financial statements as discontinued operations. The Company did not allocate any general corporate overhead or interest expense to discontinued operations.

The financial results of Lvxin are presented as income (loss) from discontinued operations, net of income taxes in the unaudited Condensed Consolidated Statements of Operations. The following table presents the financial results of Lvxin.

	Year ended March 31,
	2020	2019
Net sales	$754,709	$807,202
Cost of sales	701,996	689,259
Gross profit	52,713	117,943
Selling, general and administrative expenses	499	47,043
Operating income	52,214	70,900
Other income	435	3,289
Income before income taxes	52,649	74,189
Income tax (expense) benefit	-	-
Income from discontinued operations, net of income taxes	52,649	74,189
Less: Net income attributable to non-controlling interest	27,936	79,337
Net income (loss) from discontinued operations attributable to common shareholders	$24,713	$(5,148)

The following table summarizes the carrying value of major classes of assets and liabilities of Lvxin, reclassified as assets and liabilities of discontinued operations at March 31, 2020 and 2019.

	March 31, 2020	March 31, 2019
ASSETS
Cash and cash equivalents	$1,340	$1,258
Prepaid expenses	-	85,306
Inventories, net	557,085	437,572
Other receivables	-	298
Total current assets, discontinued operations	558,425	524,434
Operating lease right-of-use assets	1,981,547	2,467,815
Total assets, discontinued operations	$2,539,972	$2,992,249

LIABILITIES
Due to related parties	$37,146	$41,095
Operating lease liabilities (current)	298,259	689,606
Total current liabilities, discontinued operations	335,405	730,701
Operating lease liabilities (non-current)	1,424,600	1,504,934
Total liabilities, discontinued operations	$1,760,005	$2,235,635

NOTE 12. NON-CONTROLLING INTERESTS

Lvxin is the Company’s majority-owned subsidiary which is consolidated in the Company’s financial statements with a non-controlling interest (NCI) recognized. The Company holds a 51% interest in Lvxin as of March 31, 2020 and 2019 (see Note 12).

As of March 31, 2020 and 2019, the NCI in the consolidated balance sheet was $ 23,977 and $3,759, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN US DOLLARS)

NOTE 13. SUBSEQUENT EVENTS

The sale of shares

During the period from April 1, 2020 to the date of filling this report, the Company received an advance of $137,900 for the sale of 60,000 shares to be issued and 31,000 shares were issued from April 3, 2020 to June 24, 2020.

On April 3, 2020, the Company refunded $7,500 previously received for the sale of shares.

Divestment of Lvxin

On April 30, 2020 (the “Distribution Date”), the Company completed the divestment of its subsidiary Lvxin as its subsidiary, Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Ltd, transfered its 51% equity interest in Lvxin to Lou Zhengui, the representative of the minority shareholders in Lvxin. Tianci Liangtian retained responsibility for the liabilities incurred by Lvxin prior to April 30, 2020, including debt of 257,731RMB (approx. US$36,380) owed by Lvxin to Yuxingqi, which is a subsidiary of Tianci Liangtian. Tianci Liangtian also waived a debt of 3,672,002RMB (approx. US$518,321) owed by Lvxin to Tianci Liangtian.

In exchange for the 51% interest in Lvxin, Lou Zhengui assumed debt of 300,000RMB (approx. US$42,350) owed by Tianci Liangtian to Hao Shuping, a member of the Company’s Board of Directors.

The Company incurred $941,819 of investment loss from the divestment of Lvxin by Tianci Liangtian.

After the Distribution Date, the Company does not beneficially own any shares of common stock of Lvxin and will no longer consolidate Lvxin with its financial results. Lvxin’s historical financial results prior to the Distribution Date will be reflected in the Company’s consolidated financial statements as a discontinued operation for all periods presented (the “Lvxin Discontinued Operations”).

The COVID-19

The COVID-19 outbreak has had a significant adverse impact and created many uncertainties related to our business, and we expect that it will continue to do so. The Company is experiencing challenges in sales and has suffered a significant decrease in revenues which has increased financial uncertainty. Our future business outlook and expectations are very uncertain due to the impact of the COVID-19 outbreak and are very difficult to quantify. It is difficult to assess or predict the impact of this unprecedented event on our business, financial results or financial condition. Factors that will impact the extent to which the COVID-19 outbreak affects our business, financial results and financial condition include: the duration, spread and severity of the outbreak; the actions taken to contain the virus or treat its impact, including government actions to mitigate the economic impact of the outbreak; and how quickly and to what extent normal economic and operating conditions can resume, including whether any future outbreaks interrupt economic recovery.

The COVID-19 pandemic has led government and other authorities to impose measures intended to control its spread, including restrictions on freedom of movement, gatherings of large numbers of people, and temporary closure of company operations. The COVID-19 pandemic have led to significant disruptions in our retail, manufacturing and distribution operations and supply chains. In response to COVID-19, we have taken steps to reduce operating costs and improve efficiency, including furloughing of our employees. Such steps, and further changes we may make in the future to reduce our costs, may negatively impact our ability to attract and retain employees. In addition, the Company follow the government’s epidemic prevention provisions to protect employee from COVID-19.

The Management of the Company determined that there were no other reportable subsequent events to be adjusted for and/or disclosed as of the date of filing this report.

TABLE OF CONTENTS

Page

Organic Agricultural Company Limited and Subsidiaries - Consolidated Balance Sheets as of June 30, 2020 (unaudited) and March 31, 2020	F-21

Organic Agricultural Company Limited and Subsidiaries – Unaudited Consolidated Statements of Operations and Comprehensive Income for three months ended June 30, 2020 and 2019	F-22

Organic Agricultural Company Limited and Subsidiaries –Unaudited Consolidated Statements of Cash Flows for three months ended June 30, 2020 and 2019	F-24

Organic Agricultural Company Limited and Subsidiaries - Notes to Unaudited Consolidated Financial Statements	F-25

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2020 AND MARCH 31, 2020

(EXPRESSED IN US DOLLARS)

	June 30,	March 31,
	2020	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,496	$240,834
Accounts receivable	2,082	5,212
Due from related parties	3,442	-
Prepaid expenses	63,124	48,789
Inventories	26,336	56,610
Other receivables	7,074	13,105
Current assets, discontinued operations (Note 3)	-	558,425
Total current assets	384,554	922,975

Property plant and equipment, net	3,804	4,498
Operating lease right-of-use assets	16,124	25,727
Non-current assets, discontinued operations (Note 3)	-	1,981,547
Total assets	$404,482	$2,934,747

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$52,762	$69,437
Customer deposits	108,378	88,131
Due to related parties	44,427	84,288
Operating lease liabilities (current)	18,682	18,630
Other payables	896	8,411
Current liabilities, discontinued operations (Note 3)	-	335,405
Total current liabilities	225,145	604,302

Non-current liabilities, discontinued operations (Note 3)	-	1,424,600
Total liabilities	225,145	2,028,902

Shareholders’ equity
Preferred stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2020 and March 31, 2020	-	-
Common stock; $0.001 par value, 74,000,000 shares authorized; 11,724,836 and 11,693,836 shares issued and outstanding at June 30, 2020 and March 31, 2020, respectively	11,725	11,694
Additional paid-in capital	2,115,261	2,612,954
(Deficit)	(1,963,753)	(1,752,671)
Other comprehensive income	16,104	9,891
Total shareholders’ equity of the Company	179,337	881,868
Non-controlling interest	-	23,977
Total shareholders’ equity	179,337	905,845
Total liabilities and shareholders’ equity	$404,482	$2,934,747

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019

(EXPRESSED IN US DOLLARS)

	For the Three Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)

Revenue	$68,528	$27,377
Cost of sales	39,349	15,050
Gross profit	29,179	12,327

Selling, general and administrative expenses	61,854	123,564
Operating (loss)	(32,675)	(111,237)
Other income	382	-
(Loss) before provision for income taxes	(32,293)	(111,237)
Provision for income taxes	-	-
Net (loss) from continuing operations	(32,293)	(111,237)
(Loss) on the sale of discontinued operations, net of income taxes	(941,819)	-
Income (loss) from discontinued operations, net of income taxes (Note 3)	743	(7,392)
Total (loss) from discontinued operations	(941,076)	(7,392)
Net (loss)	(973,369)	(118,629)
Less: net income (loss) from discontinued operations attributable to non-controlling interests	364	(3,622)
Net (loss) attributable to common shareholders	$(973,733)	$(115,007)

Amounts attributable to common shareholders:
Net (loss) from continuing operations	$(32,293)	$(111,237)
Net (loss) from discontinued operations	$(941,440)	$(3,770)
Net (loss) attributable to common shareholders	$(973,733)	$(115,007)

(Loss) per share continuing operations – basic and diluted	$0.00	$(0.01)
(Loss) per share discontinued operations – basic and diluted	(0.08)	0.00
Basic and diluted (loss) per share	$(0.08)	$(0.01)
Weighted average number of shares outstanding- basic and diluted	11,718,682	11,173,274

Other comprehensive (loss):
Net (loss)	$(973,369)	$(118,629)
Foreign currency translation adjustment	(2,958)	(598)
Comprehensive (loss)	(976,327)	(119,227)
Less: comprehensive income (loss) attributable to non-controlling interests	801	(6,646)
Comprehensive (loss) attributable to the common shareholders	$(977,128)	$(112,581)

The accompanying notes are an integral part of these unaudited consolidated financial statements

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019

(AMOUNTS IN USD, EXCEPT SHARES)

	Common stock		Additional Paid-in		Other Comprehensive	Total Shareholders’	Non- controlling	Total Shareholders Equity and
	Quantity	Amount	Capital	(Deficit)	Income (Loss)	Equity	Interest	NCI
Balance at March 31, 2019	11,167,736	$11,168	$1,833,730	$(1,278,133)	$(1,473)	$565,292	$3,759	$569,051
Net (loss)	-	-	-	(115,007)	-	(115,007)	(3,622)	(118,629)
Sale of common shares	56,000	56	72,744	-	-	72,800	-	72,800
Foreign currency translation adjustment	-	-	-	-	2,426	2,426	(3,024)	(598)
Balance at June 30, 2019, unaudited	11,223,736	$11,224	$1,906,474	$(1,393,140)	$953	$525,511	$(2,887)	$522,624

Balance at March 31, 2020	11,693,836	$11,694	$2,612,954	$(1,752,671)	$9,891	$881,868	$23,977	$905,845
Net (loss)	-	-	-	(973,733)	-	(973,733)	364	(973,369)
Sale of common shares	31,000	31	46,469	-	-	46,500	-	46,500
Foreign currency translation adjustment	-	-	-	-	(3,395)	(3,395)	437	(2,958)
Divestment of Lvxin	-	-	(544,162)	762,651	9,608	228,097	(24,778)	203,319
Balance at June 30, 2020, unaudited	11,724,836	$11,725	$2,115,261	$(1,963,753)	$16,104	$179,337	$-	$179,337

The accompanying notes are an integral part of these unaudited consolidated financial statements

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019

(EXPRESSED IN US DOLLARS)

	For the Three Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net (loss) from continuing operations	$(32,293)	$(111,237)
Net income from discontinued operations	(941,076)	(7,392)
Depreciation and amortization	705	1,012
Changes in operating assets and liabilities for sale of discontinued operations	941,819	-
Changes in operating assets and liabilities	29,363	66,323
Net cash (used in) operating activities	(1,482)	(51,294)

Cash Flows from Investing Activities
Divestment of Lvxin	(1,343)	-
Net cash (used in) investing activities	(1,343)	-

Cash Flows from Financing Activities
Proceeds from sale of common stock	38,900	20,012
Proceeds from related parties loans	-	32,206
Net cash provided by financing activities	38,900	52,218

Effect of exchange rate fluctuations on cash and cash equivalents	4,247	(10,351)
Net increase (decrease) in cash and cash equivalents	40,322	(9,427)

Cash and cash equivalents, beginning of year-continuing operations	240,834	11,695
Cash and cash equivalents, beginning of year-discontinued operations	1,340	1,258
Cash and cash equivalents, beginning of year	242,174	12,953
Cash and cash equivalents, end of year-continuing operations	282,496	1,887
Cash and cash equivalents, end of year-discontinued operations	-	1,639
Cash and cash equivalents, end of year	$282,496	$3,526

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash activities:
(Loss) on sale of discontinued operations	$(941,819)	$-
Divestment of Lvxin	$203,319	$-
Operating ROU assets obtained in exchange for lease liabilities	$18,682	$2,208,473

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organic Agricultural Company Limited (“Organic Agricultural”, the “Company”, “we” or “us”) was incorporated in the State of Nevada on April 17, 2018.

The Company, through its subsidiaries with headquarters in Harbin, China, sells paddy and selenium-enriched paddy products, rice and other agricultural products. At June 30, 2020, the Company’s subsidiaries were:

●	Organic Agricultural (Samoa) Co., Ltd. (“Organic Agricultural Samoa”), a limited company incorporated in Samoa on December 15, 2017, is wholly owned by Organic Agricultural. Organic Agricultural Samoa owns all of the outstanding shares of capital stock of Organic Agricultural Company Limited (Hong Kong).

●	Organic Agricultural Company Limited (Hong Kong) (“Organic Agricultural HK”), which was established on December 6, 2017 under the laws of Hong Kong, is wholly owned by Organic Agricultural Samoa. Organic Agricultural HK owns all of the registered equity of Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited.

●	Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited. (“Tianci Liangtian”), a company incorporated in Heilongjiang, China on November 2, 2017, is wholly owned by Organic Agricultural HK. Tianci Liangtian owned all of the registered equity of Heilongjiang Yuxinqi Agricultural Technology Development Company Limited.

●	Heilongjiang Yuxinqi Agricultural Technology Development Company Limited (“Yuxinqi”), a company incorporated in Heilongjiang, China on February 5, 2018, is wholly owned by Tianci Liangtian. Yuxinqi sells agricultural products, including paddy and other crops, to customers.

Reorganization

On May 16, 2018, the Company completed a corporate reorganization to combine several controlled entities (now referred to as the “subsidiaries”) into Organic Agricultural. The specific transactions related to this reorganization are as follows:

On March 31, 2017, Hao Shuping and the shareholders of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (“Lvxin”) signed an Equity Transfer Agreement, whereby shareholders of Lvxin transferred 51% of the controlling interest in Lvxin to Hao Shuping. Hao Shuping agreed to pay the Lvxin shareholders RMB 2,029,586 (US$305,472) in cash and cause the company that would become Organic Agricultural to issue to them 152,736 shares (valued at US$152,736). Hao Shuping and the shareholders of Lvxin also signed an irrevocable supplemental agreement that gave Hao Shuping voting and managerial control over Lvxin. By June 22, 2018, Tianci Liangtian paid all of the consideration to Lvxin’s former shareholders.

On January 1, 2018, pursuant to the Equity Transfer Agreement between Hao Shuping and Tianci Liangtian, Hao Shuping transferred his 51% controlling interest in Lvxin to Tianci Liangtian. As control of both entities resided with Hao Shuping, we accounted for the combination of Lvxin with Tianci Liangtian as a transaction between entities under common control.

On January 8, 2018, the shareholders of Tianci Liangtian transferred ownership of Tianci Liangtian to Organic Agricultural HK, which is wholly owned by Organic Agricultural Samoa.

On May 16, 2018, the Company issued 10,000,000 shares of its common stock, par value $0.001 to the shareholders of Organic Agricultural Samoa, in exchange for 100% of the outstanding shares of Organic Agricultural Samoa (the “Share Exchange”).

As a result of the Share Exchange, Hao Shuping acquired 48.8% of the Company’s outstanding shares. Prior to the Share Exchange, Hao Shuping controlled Lvxin and Tianci Liangtian. Therefore, the Share Exchange was accounted for as a business combination of entities under common control in accordance with ASC 805-50-30-5. Accordingly, the assets and liabilities of the Company and its subsidiaries are presented at their carrying values at the date of the transaction; the Company’s historical stockholders’ equity was retroactively restated to the first period presented, as the acquisition of Organic Agricultural Samoa, Organic Agricultural HK, Tianci Liangtian and Lvxin was treated as a combination of entities under common control.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION (Continued)

On April 24, 2020 Tianci Liangtian entered into an Equity Transfer Agreement providing for the transfer to Lou Zhengui of Tianci’s 51% interest in the equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative. The Agreement transferred the equity to Lou Zhengui as of April 30, 2020. Tianci Liangtian retained responsibility for the liabilities incurred by Lvxin prior to April 30, 2020, including debt of 257,731 RMB (approx. US$36,380) owed by Lvxin to Yuxingqi. Tianci Liangtian also waived a debt of 3,672,002 RMB (approx. US$518,321) owed by Lvxin to Tianci Liangtian.

In exchange for the 51% interest in Lvxin, Lou Zhengui assumed the obligation to satisfy a debt of 300,000 RMB (approx. US$42,350) owed by Tianci Liangtian to Hao Shuping, a member of the Registrant’s Board of Directors.

The business of Lvxin is growing paddy rice. The divestment of Lvxin by Tianci will enable Tianci to focus on its other business: processing and marketing food stuffs.

In accordance with U.S. GAAP, the financial position and results of operations of Lvxin are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. The restated historical financial statements reflecting the divestment are unaudited, but the March 31, 2020 balance sheet information has been derived from the Company’s historical audited annual reports. The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding. The cash flows and comprehensive income related to Lvxin have not been segregated and are included in the Condensed Consolidated Statements of Cash Flows and Comprehensive Income, respectively, for all periods presented. With the exception of Note 3, the Notes to the Unaudited Condensed Consolidated Financial Statements reflect the continuing operations of the Company. See Note 3 - Discontinued Operations below for additional information regarding discontinued operations.

Certain amounts in the prior year’s condensed consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation as a result of the spin-off of Lvxin.

Forward-Looking Statements

Statements in this report that are not of historical fact are forward-looking statements that involve risks and uncertainties that could affect the actual results of the Company. A description of the important factors that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this report may be found in this report and the Company’s other reports filed with the Securities and Exchange Commission (the “SEC”). For further information, refer to the consolidated financial statements, footnotes and definitions thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC on August 14, 2020.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

Management has determined there is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and recurring losses. If we are unable to generate significant revenue or secure additional financing, we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by proceeds from sales of shares. The Company received $46,400 during the three months ended June 30, 2020, and an additional $91,500 from June 1, 2020 to the date of filling this report, from the sale of shares. These funds provided sufficient working capital for the Company.

Management intends to expand product offerings to include value-added products, both products based on rice and products based on other food stuffs, such as organic red beans and millet.

The marketing personnel of the Company will endeavor to expand awareness of our brand, open new marketing channels, and educate the nation about the health benefits of selenium-enriched rice.

In this manner, Management hopes to make sufficient operating cash inflow to support its future operations and development of the Company in addition to capital raised from sales of shares and shareholders’ support based on needs.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation when applicable.

The Company’s consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated financial statements include the assets, liabilities, and net income or loss of these subsidiaries.

The Company’s subsidiaries as of June 30, 2020 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Organic Agricultural (Samoa) Co., Ltd.	Samoa	100	USD	1,000,000
Organic Agricultural Company Limited (Hong Kong)	Hong Kong	100	HKD	10,000
Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited	China	100		0
Heilongjiang Yuxinqi Agricultural Technology Development Company Limited	China	100		0

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. One significant item subject to such estimates and assumptions is the inventory valuation allowance. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturities of three months or less are classified as cash and cash equivalents. The Company’s cash and cash equivalents consist of cash on hand and cash in bank, as of June 30, 2020 and March 31, 2020.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

Effective April 1, 2018, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

The Company sells paddy and selenium-enriched paddy products, rice and other agricultural products. All revenue is recognized when it is both earned and realized. The Company’s policy is to recognize the sale when the products, ownership and risk of loss have transferred to the purchasers, and collection of the sales proceeds, if not prepaid, is reasonably assured, all of which generally occur when the customer receives the products. Accordingly, revenue is recognized at the point in time when delivery is made.

Given the nature of this revenue source of the Company’s business and the applicable rules guiding revenue recognition, the revenue recognition practices for the sale do not contain estimates that materially affect results of operations nor does the Company have any policy for return of products.

Fair value measurements

The Company applies the provisions of FASB ASC 820, Fair Value Measurements for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active or for similar assets and liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements during the three months ended June 30, 2020 and 2019.

Financial assets and liabilities of the Company primarily consists of cash, account receivables, prepaid expenses, inventories, other receivables, accounts payable and accrued liabilities, customer deposits, due to related parties, and other payables. As at June 30, 2020 and March 31, 2020, the carrying values of these financial instruments approximated their fair values due to the short-term nature of these instruments.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Organic Agricultural HK is the Hong Kong Dollar (“HKD”), and the functional currency of Organic Agricultural Samoa and Organic Agricultural is the United States dollar (“US Dollars” “USD” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

The financial statements of the Company, which are prepared using the RMB and the HKD, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or loss.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

		For the three months ended June 30,		March 31,
		2020	2019	2020
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.0697/7.7504	6.8656/7.8119	7.0896/7.7529
Revenue and expenses	period average	7.0864/7.7514	6.8210/7.8396	N/A

Income taxes

The Company follows FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statements and income tax purposes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating losses and for tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

According to the “PRC Income Tax Law”, Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with FASB ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential common shares associated with convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Share-based compensation

The Company follows the provisions of FASB ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and recognized over its vesting period. No equity instruments were granted during the three months ended June, 2020 and 2019, and no compensation expense is required to be recognized under provisions of ASC 718 with respect to employees.

Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The Company’s revenues are from the sales of agricultural products to customers in the People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

Concentration of credit risk

The Company maintains cash balances in three banks in China. In China, the insurance coverage of each bank is RMB500,000 (approximately USD$71,000). As of June 30, 2020, the Company had RMB1,281,670 (approximately USD$181,000) in excess of the insurance amounts.

During the three months ended June 30, 2020, major customers Shouhang Commerce & Trade and Jiufu Zhenyuan generated 49% and 49% of revenue, respectively. During the three months ended June 30, 2019, major customer Shouhang Commerce & Trade generated 97% of revenue, respectively.

Recently adopted accounting standards

Leases

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an additional, optional transition method related to implementing the new leases standard. ASU 2018-11 provides that companies can initially apply the new lease standard at adoption and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted the guidance as of April 1, 2019, there is no cumulative-effect adjustment to the Company’s opening balance of retained earnings in the period of adoption. See Note 9 - Leases for further details.

We do not believe any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the condensed consolidated financial position, statements of operations and cash flows.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 3. DISCONTINUED OPERATIONS

As discussed in Note 1. Basis of Presentation above, on April 30, 2020, the Company completed the divestment of Lvxin and the requirements for the presentation of Lvxin as a discontinued operation were met on that date. Accordingly, Lvxin’s historical financial results are reflected in the Company’s unaudited condensed consolidated financial statements as discontinued operations. The Company did not allocate any general corporate overhead or interest expense to discontinued operations.

The financial results of Lvxin are presented as income (loss) from discontinued operations, net of income taxes in the unaudited Condensed Consolidated Statements of Operations. The following table presents the financial results of Lvxin.

	Three months ended
	June 30, 2020	June 30, 2019
	(Unaudited)	(Unaudited)
Net sales	$37,317	$114,964
Cost of sales	36,574	122,401
Gross profit	743	(7,437)
Selling, general and administrative expenses	-	395
Operating income (loss)	743	(7,832)
Other income	-	440
Income (loss) before income taxes	743	(7,392)
Income tax (expense) benefit	-	-
Income (loss) from discontinued operations, net of income taxes	743	(7,392)
Less: Net income (loss) attributable to non-controlling interest	364	(3,622)
Net income (loss) from discontinued operations attributable to controlling interest	$379	$(3,770)

The following table summarizes the carrying value of major classes of assets and liabilities of Lvxin, reclassified as assets and liabilities of discontinued operations at March 31, 2020.

March 31, 2020
ASSETS
Cash and cash equivalents	$1,340
Inventories, net	557,085
Total current assets, discontinued operations	558,425
Operating lease right-of-use assets	1,981,547
Total assets, discontinued operations	$2,539,972

LIABILITIES
Due to related parties	$37,146
Operating lease liabilities (current)	298,259
Total current liabilities, discontinued operations	335,405
Operating lease liabilities (non-current)	1,424,600
Total liabilities, discontinued operations	$1,760,005

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 4. PREPAID EXPENSES

Prepaid expenses include prepayment of processing charges, and prepayment for products to be purchased. As of June 30, 2020 and March 31, 2020, prepayments and deferred expenses were $63,124 and $48,789, respectively.

NOTE 5. INVENTORIES

Inventories are comprised of raw materials, and finished goods (including processed rice and other agricultural products).

Raw materials include all costs of materials purchased to be used in production of the Company’s products.

Manufactured goods, rice and other products includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

The Company values inventory on its balance sheet at the lower of cost or net realizable value. Inventories consisted of the following:

	June 30,	March 31,
	2020	2020
	(Unaudited)
Rice and other products	$13,480	$41,153
Packing and other materials	12,856	15,457
Total inventories at cost	$26,336	$56,610

NOTE 6. INCOME TAXES

A reconciliation of loss before income taxes for domestic and foreign locations for the three months ended June 30, 2020 and 2019 is as follows:

	For the three months ended June 30
	2020	2019
	(Unaudited)	(Unaudited)
United States	$(16,580)	$(25,066)
Foreign	(957,532)	(86,171)
(Loss) before income taxes	$(974,112)	$(111,237)

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 6. INCOME TAXES (Continued)

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	June 30,	June 30,
	2020	2019
	(Unaudited)	(Unaudited)
U.S. federal statutory income tax rate	21%	21%
U.S. Valuation allowance	(21)%	(21)%
Rates for Tianci Liangtian and Yuxinqi, net	25%	25%
PRC Valuation allowance	(25)%	(25)%
The Company’s effective tax rate	(0)%	(0)%

The Company did not recognize deferred tax assets since it is not likely to realize such deferred taxes. The deferred tax would apply to the Company in the U.S. and Yuxinqi and Tianci Liangtian, in China.

As of June 30, 2020, Yuxinqi and Tianci Liangtian have total net operating loss carry forwards of $687,143 in the PRC that expire in 2024. Due to the uncertainty of utilizing these carry forwards, the Company provided a 100% allowance on all deferred tax assets of approximately $171,786 and $165,787 related to its operations in the PRC as of June 30, 2020 and March 31, 2020, respectively. The PRC valuation allowance has increased by approximately $6,000 and $18,000 for the three months ended June 30, 2020 and 2019, respectively.

The Company has incurred losses from its United States operations during all periods presented of approximately $414,000. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $87,000 and $83,000 against the deferred tax assets related to the Company’s United States operations as of June 30, 2020 and March 31, 2020, respectively, because the deferred tax benefits of the net operating loss carry forwards in the United States will not likely be utilized. The US valuation allowance has increased by approximately $4,000 and $5,000 for the three months ended June 30, 2020 and 2019, respectively.

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	March 31, 2019

China	March 31, 2018

United States

The Company is subject to the U.S. corporation tax rate of 21%.

Samoa

Organic Agricultural (Samoa) Co., Ltd was incorporated in Samoa and, under the current laws of Samoa, it is not subject to income tax.

China

Tianci Liantian and Yuxinqi are subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the three months ended June 30, 2020 and 2019.

NOTE 7. OTHER PAYABLES

Other payables consisted of the following as of the periods indicated:

	June 30,	March 31,
	2020	2020
	(Unaudited)
Advances for shares to be issued	$667	$8,167
Others	229	244
	$896	$8,411

As of March 31, 2020, the Company had received $8,167 for the sale of common shares to be issued of which $7,500 was refunded on April 3, 2020. As of June 30, 2020, The Company had received $667 for the sale of common shares to be issued.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 8. RELATED PARTY TRANSACTIONS

Amounts due to related parties consisted of the following as of the periods indicated:

	June 30,	March 31,
	2020	2020
	(Unaudited)
Hao Shuping	$-	$38,874
Shen Zhenai	36,639	37,647
Xun Jianjun	7,788	7,767
	$44,427	$84,288

Hao Shuping is the main shareholder of the Company, Shen Zhenai is the President, Chairman of the Board, director and shareholder of the Company, and Xun Jianjun is the CEO and shareholder of the Company. These advances represent temporary borrowings for operating costs between the Company and management. They are non-interest bearing and due on demand.

Amounts due from related parties consisted of the following as of the periods indicated:

	June 30,	March 31,
	2020	2020
	(Unaudited)
Hao Shuping	$3,442	$-

NOTE 9. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

On April 1, 2019, the Company adopted FASB ASC 842, “Leases” (“new lease standard”). The new lease standard was adopted using the optional transition method approach that allows for the cumulative effect adjustment to be recorded without restating prior periods. The Company has elected the practical expedient package related to the identification, classification and accounting for initial direct costs whereby prior conclusions do not have to be reassessed for leases that commenced before the effective date. As the Company will not reassess such conclusions, the Company has not adopted the practical expedient to use hindsight to determine the likelihood of whether a lease will be extended or terminated or whether a purchase option will be exercised.

In November 2017, Tianci Liangtian leased office space from November 20, 2017 to December 5, 2018 under an operating lease agreement (approximately 666 square meters). Under the terms of the lease, Tianci Liangtian paid approximately $1,592 in lease deposits and committed to make annual lease payments. In December 2018, Yuxingqi renewed the lease agreement. Under the terms, Yuxingqi committed to make annual lease payments of RMB290,000 (approximately US$42,000) for the period from December 6, 2018 to December 5, 2019. On December 20, 2019, Yuxingqi renewed the lease agreement. Under the terms, Yuxingqi committed to make annual lease payments of RMB290,000 (approximately US$42,000, including VAT tax) for the period from December 20, 2019 to December 19, 2020. RMB150,000 (approximately US$22,000) payment was paid on December 23, 2019. As of June 30, 2020, US$16,124 and US$18,682 was accounted as operating lease right-of-use assets and operating lease liabilities (current), respectively

The Company’s adoption of the new lease standard included new processes and controls regarding asset financing transactions, financial reporting and a system-related implementation required for the new lease standard. The impact of the adoption of the new lease standard included the recognition of right-of-use (“ROU”) assets and lease liabilities. For the three months ended June 30, 2020 and 2020, the amortization was $9,652 and $10,027, respectively.

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 9. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (Continued)

Operating leases are reflected on our balance sheet within ROU assets and the related current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease agreement. ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms.

As of June 30, 2020, the Company has the following amounts recorded on the Company’s unaudited condensed consolidated balance sheet:

As of June 30, 2020
(Unaudited)
Assets
Right-of-use asset(non-current)	$16,124
Total	$16,124
Liabilities
Lease liability(current)	$18,682
Total	$18,682

Office lease:
Remaining Lease Term	1 year, renewal option
Incremental borrowing rate	4.9%

The components of lease expense were as follows:

For the three months ended June 30, 2020
(Unaudited)
Amortization of ROU Asset
Office Lease	$9,652
Interest expense	-
Total lease expense	$9,652

Future annual minimum lease payments for non-cancellable operating leases are as follows:

Year Ending March 31	Operating Leases

2021	$18,638
Thereafter	-
Total	18,638
Less: imputed interest	-
Total	$18,638

Reconciliation to lease liabilities:
Lease liabilities - current	$18,638
Lease Liabilities	$18,638

ORGANIC AGRICULTURAL COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN US DOLLARS)

NOTE 10. CONTINGENCIES

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingencies as of June 30, 2020 or March 31, 2020 and through the date of this report.

NOTE 11. SUBSEQUENT EVENTS

During the period from July 1, 2020 to the date of filling this report, the Company received an advance of $91,500 for the sale of 60,000 shares to be issued.

The COVID-19 outbreak has had a significant adverse impact and created many uncertainties related to our business, and we expect that it will continue to do so. The Company is experiencing challenges in sales and has suffered a significant decrease in revenues which has increased financial uncertainty. Our future business outlook and expectations are very uncertain due to the impact of the COVID-19 outbreak and are very difficult to quantify. It is difficult to assess or predict the impact of this unprecedented event on our business, financial results or financial condition. Factors that will impact the extent to which the COVID-19 outbreak affects our business, financial results and financial condition include: the duration, spread and severity of the outbreak; the actions taken to contain the virus or treat its impact, including government actions to mitigate the economic impact of the outbreak; and how quickly and to what extent normal economic and operating conditions can resume, including whether any future outbreaks interrupt economic recovery.

The Management of the Company determined that there were no other reportable subsequent events to be adjusted for and/or disclosed as of the date of filing this report.

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

ORGANIC AGRICULTURAL COMPANY LIMITED

5,744,836

Shares

of

Common Stock

PROSPECTUS

                      , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$1,426.25
Transfer Agent Fees(1)	$2,000.00
Legal, accounting fees and expenses(1)	$87,000.00
Edgar filing, printing and engraving fees(1)	$3,500,00
Total(1)	$93,926.25

(1)	Estimated.

Indemnification of Directors and Officers

Section 607.0850 of the Nevada Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Nevada Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered sales of our securities since our inception on April 17, 2018. All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

On May 16, 2018, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Organic Agricultural (Samoa) Co., Ltd, a privately held Limited Company registered in the Samoa (“Organic Agricultural Samoa”) in exchange for Ten Million (10,000,000) shares of our common stock paid to the forty-one shareholders of Organic Agricultural Samoa. The shares were issued as follows:

Shareholder	No. Of Shares
HAO Shuping*	4,880,000
MA Naichang	20,000
ZHAO Shuguo	40,000
YANG Lizhen	20,000
MA Liangtong	20,000
CAO Shanshan	20,000
ZHANG Daoqing	10,000
MING Qianqian	10,000
LI Xia	20,000
GAO Haijun	20,000
LI Chunyan	60,000
ZHOU Jian	20,000
LIANG Yumei	20,000
WANG Lunqun	40,000
WEN Daiqun	20,000
XIE Cuili	20,000
YIN Hongxia	20,000
WANG Hong	20,000
SHEN Tong	20,000
LI Aitao	100,000
ZHANG Lunsheng	200,000
LI Wei	100,000
XING Yan Hua	470,000
XING Yan Peng	30,000
XING Yanhui	61,000
CHEN Wentong	24,000
HUANG Guotai	15,000
XU Wei	600,000
SHENG Min	100,000
XUN Jianjun**	900,000
YANG Feng	400,000
YU Jie	300,000
FANG Deyong	300,000
ZHANG Zhen	200,000
CHEN Dongmei	200,000
LI Yanrong	100,000
LIU Yanmei	100,000
CHEN Mingrong	100,000
CHENG Xiandong	100,000
SHEN Zhenai***	100,000
YANG Yuhuan	200,000
Total	10,000,000

*	Hao Shuping is a Director of the Company
**	Xun Jianjun is the Chief Executive Officer and Director of the company.
***	Shen Zhenai is the President, Chairwoman of the Board and Director of the company.

As of April 17, 2018, the Company had received advancement for shares to be issued of $425,749. From May 17, 2018 to September 4, 2018, we issued the following shares of unregistered securities in transactions not involving a private offering to the following 80 foreign investors pursuant to an exemption from registration under Section 4(2) of the Securities Act, or Regulation S promulgated thereunder

Shareholder	Shares Purchased	Consideration Paid (US$)	Date of Purchase
Zhengui Lou	152,736	Combination Consideration	06-07-2018
Yongmei Cao	100,000	Compensation	06-13-2018
Kexin Zhao	50,000	Compensation	06-13-2018
Xiuxia Sun	20,000	Compensation	06-13-2018
Xianliang Zong	80,000	Compensation	06-13-2018
Xiuliang Li	10,000	Compensation	06-13-2018
Qiu Wang	10,000	Compensation	06-13-2018
Meichen Liu	10,000	Compensation	06-13-2018
Tao Liu	10,000	Compensation	06-13-2018
Liulian Yang	10,000	10,000	05-17-2018
Mulan Wu	30,000	30,000	05-17-2018
Mingrong Chen	20,000	20,000	05-17-2018
Hongmei Kuai	20,000	20,000	05-17-2018
Yanling Zhao	10,000	10,000	05-17-2018
Yuehua Liu	10,000	10,000	05-17-2018
Baozhen Wang	30,000	30,000	05-17-2018
Fang Wang	10,000	10,000	05-17-2018
Baoju Huang	10,000	10,000	05-17-2018
Liangtong Ma	10,000	10,000	05-17-2018
Yi Lin	15,000	15,000	05-17-2018
Kai Pan	30,000	30,000	05-17-2018
Haijun Gao	15,000	15,000	05-17-2018
Guobin Sun	10,000	10,000	05-17-2018
Yunxia Xiang	10,000	10,000	05-17-2018
Yanjin Shi	5,000	5,000	05-17-2018
Xia Li	10,000	10,000	05-17-2018
Xu Pan	10,000	10,000	05-17-2018
Xiaoping Shi	10,000	10,000	05-17-2018
Shukun Li	10,000	10,000	05-17-2018
Haifeng Mei	20,000	20,000	05-17-2018
Aiping Cai	10,000	10,000	05-17-2018
Bowei Zhang	10,000	10,000	05-17-2018
Shilai Xiao	10,000	10,000	05-17-2018
Jingyuan Ma	10,000	10,000	05-17-2018
Cheng He	20,000	20,000	05-17-2018
Jianhua Li	10,000	10,000	05-17-2018
Meixia Wang	10,000	10,000	05-17-2018
Changying Liu	10,000	10,000	05-17-2018
Lizhen Yang	10,000	10,000	05-17-2018
Qingling Zhang	20,000	20,000	05-17-2018
Yanhui Ma	10,000	10,000	05-17-2018
Guirong Liu	10,000	10,000	05-17-2018
Yan Zhang	10,000	10,000	05-17-2018
Lexin Zhang	10,000	10,000	05-17-2018
Lixia Cui	10,000	10,000	05-17-2018
Fengjun Meng	5,000	5,000	05-17-2018
Hongxia Yin	10,000	10,000	05-17-2018
Yumei Liang	10,000	10,000	05-17-2018
Jiuqiang Miao	5,000	5,000	05-17-2018
Qilin Liao	10,000	10,000	05-17-2018
Zhongsheng Li	5,000	5,000	05-17-2018
Yajing Wei	10,000	10,000	05-17-2018
Jianye Huang	5,000	5,000	05-17-2018
Aiying Fang	5,000	5,000	05-17-2018
Defang Wei	5,000	5,000	05-17-2018
Shanshan Cao	5,000	5,000	05-17-2018

Jian Li	10,000	10,000	05-17-2018
Guirong Yang	5,000	5,000	05-17-2018
Yuhong Liang	5,000	5,000	05-17-2018
Yingyu Zhou	5,000	5,000	05-17-2018
Nannan Xu	5,000	5,000	05-17-2018
Yumeng Mi	10,000	10,000	05-17-2018
Shujian Chang	5,000	5,000	05-17-2018
Baoling Yang	10,000	10,000	05-17-2018
Yonglin Liu	5,000	6,500	05-30-2018
Xu Wan	5,000	6,500	06-04-2018
Xiaoqiang Huang	5,000	6,500	06-04-2018
Jinxiang Wang	5,000	6,500	06-04-2018
Liqun Dai	5,000	6,500	06-04-2018
Lizhen Yang	5,000	6,500	06-04-2018
Yanling Zhao	10,000	13,000	06-05-2018
Yanling Zhao	5,000	6,500	06-12-2018
Limin Zhang	5,000	6,500	06-12-2018
Shiyun Zhang	10,000	13,000	06-12-2018
Xiangyuan Liu	10,000	13,000	06-13-2018
Shufeng Liu	5,000	6,500	06-14-2018
Jinying Fu	5,000	6,500	06-15-2018
Yuji Liu	5,000	6,500	06-15-2018
Huailian Liu	5,000	6,500	06-15-2018
Baozhen Wang	5,000	6,500	06-19-2018
Xuexing Yu	5,000	6,500	06-19-2018
Yuai Zhao	5,000	6,500	06-20-2018
Haiyan Sun	5,000	6,500	06-21-2018
Zhongzhi Ba	5,000	6,500	06-21-2018

Total	1,162,736	754,500

From January 1, 2019 to June 30, 2020, the Company sold 61,000 restricted shares of common stock for US$1.30 per share. The sales were exempt from registration pursuant to Rule 902(1)(i) of Regulation S, as the purchasers were all non-U.S. persons and Rule 903 was complied with.

From January 1, 2019 to June 30, 2020, the Company sold 495,100 restricted shares of common stock for US$1.50 per share. The sales were exempt from registration pursuant to Rule 902(1)(i) of Regulation S, as the purchasers were all non-U.S. persons and Rule 903 was complied with.

From January 1, 2019 to June 30, 2020, the Company sold 6,000 restricted shares of common stock for US$1.80 per share. The sales were exempt from registration pursuant to Rule 902(1)(i) of Regulation S, as the purchasers were all non-U.S. persons and Rule 903 was complied with.

Exhibits and Financial Statement Schedules

(a) Exhibits:

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Harbin, China on October 5, 2020.

ORGANIC AGRICULTURAL COMPANY LIMITED.

By:	/s/ Xun Jianjun
Name: Xun Jianjun
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Cao Yongmei
Name: Cao Yongmei
Title: Chief Financial and Accounting Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

/s/ Shen Zhenai	October 5, 2020
Shen Zhenai
President, Chairman of the Board

/s/ Xun Jianjun	October 5, 2020
Xun Jianjun, Chief Executive Officer
and Director

/s/ Cao Yongmei	October 5, 2020
Cao Yongmei, Chief Financial and Accounting
Officer and Director

/s/ Hao Shuping	October 5, 2020
Hao Shuping, Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of Registrant(1)
3.2	Bylaws of Registrant(1)
5.1	Legal Opinion of Robert Brantl, Esq.
10.1	Equity Transfer Agreement of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative dated April 24, 2020 - filed as an exhibit to the Current Report on Form 8-K filed on May 11, 2020 and incorporated herein by reference
10.2	Office leasing agreement- Tianci Liangtian Office(1)
21.1	List of Company Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Robert Brantl, Esq. is included in Exhibit 5.1

(1)	Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-226810) filed on August 13, 2018, and incorporated herein by reference.